UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )

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INTERNATIONAL SEAWAYS, INC.
(Name of Registrant as Specified in Its Charter)

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INTERNATIONAL SEAWAYS, INC.
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
May 24, 2018

To the Stockholders of International Seaways, Inc.:

You are cordially invited to attend the Annual Meeting of Stockholders (the “Annual Meeting”) of International Seaways, Inc. (the “Company” or “INSW”), which will be held at Club 101, Kenilworth Room, 101 Park Avenue, New York, New York, on Thursday, May 24, 2018, at 2:00 P.M.

The meeting will be held for the following purposes:

(1)	To elect nine directors, the names of whom are set forth in the accompanying Proxy Statement, to serve until the 2019 Annual Meeting of Stockholders of the Company;
(2)	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year 2018;
(3)	To approve, by advisory vote, the compensation of the Named Executive Officers for 2017 (as described in the “Compensation Discussion and Analysis” section and in the accompanying compensation tables and narrative in the accompanying Proxy Statement); and
(4)	To transact such other business as may properly be brought before the meeting.

Stockholders of record at the close of business on March 29, 2018 are the only stockholders entitled to notice of, and to vote at, the Annual Meeting. The stockholders list will be open to the examination of stockholders for any purpose germane to the Annual Meeting, during ordinary business hours for a period of ten days prior to the Annual Meeting, at the Company’s offices, 600 Third Avenue, 39th Floor, New York, New York.

We are utilizing the Securities and Exchange Commission rules that allow issuers to furnish proxy materials to their stockholders over the Internet. We believe these rules allow us to provide stockholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of our Annual Meeting. If you received a printed copy of the materials, we have enclosed a copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 with this notice and the accompanying Proxy Statement.

Your vote and that your shares be represented at the meeting are both very important. We urge you to vote as soon as possible by telephone, over the Internet or by marking, signing and returning your proxy or voting instruction card, even if you plan to attend the Annual Meeting in person. If you attend the meeting and wish to vote in person, you may withdraw your proxy and vote in person. Your prompt consideration is greatly appreciated.

By order of the Board of Directors, JAMES D. SMALL III

Chief Administrative Officer, Senior Vice President, General Counsel and Secretary
New York, New York
April 12, 2018

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF
PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON May 24, 2018

The Notice of Annual Meeting of Stockholders of the Company to be held on May 24, 2018, the Company’s Proxy Statement for the 2018 Annual Meeting of Stockholders and the Annual Report on Form 10-K for the fiscal year ended December 31, 2017 are available at http://www.intlseas.com/Docs.

INTERNATIONAL SEAWAYS, INC.
600 Third Avenue, 39th Floor
New York, New York 10016

PROXY STATEMENT

INFORMATION CONCERNING SOLICITATION AND VOTING

The accompanying proxy is solicited on behalf of the Board of Directors (the “Board”) of International Seaways, Inc. (the “Company” or “INSW”) for use at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held on May 24, 2018 at 2:00 p.m. local time, or any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at Club 101, Kenilworth Room, 101 Park Avenue, New York, New York.

Any stockholder giving a proxy may revoke it at any time before it is exercised at the meeting. This Proxy Statement and the accompanying proxy will first be sent to stockholders on or about April 12, 2018.

Record Date, Shares Outstanding and Voting

Only stockholders of record at the close of business on March 29, 2018 (the “record date”) will be entitled to vote at the Annual Meeting. As of the record date, the Company had one class of voting securities, its Common Stock, of which 29,123,331 shares were outstanding on the record date and entitled to one vote each (the “Common Stock”).

All shares represented by the accompanying proxy, if the proxy is duly executed and received by the Company at or prior to the meeting, will be voted at the meeting in accordance with the instructions provided therein. If no such instructions are provided, the proxy will be voted (1) FOR the election of directors, (2) FOR the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2018, and (3) FOR the approval, in an advisory vote, of the compensation for 2017 of the executive officers named in the Summary Compensation Table in this Proxy Statement (each, a “Named Executive Officer” and collectively, the “Named Executive Officers” or “NEOs”), as described in “Compensation Discussion and Analysis” section and in the accompanying compensation tables and narrative in this Proxy Statement.

Each of the election of directors and the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2018 requires the affirmative vote (in person or by proxy) of a majority of the votes cast by the holders of the shares of Common Stock present in person or represented by proxy at the meeting and entitled to vote on the election of directors. The advisory vote on approval of the compensation to the Named Executive Officers for 2017 is non-binding, but the Board and the Human Resources and Compensation Committee (the “Compensation Committee”) will review the voting results in connection with their ongoing evaluation of the Company’s compensation program.

Your vote and that your shares be represented at the meeting are both very important. We urge you to vote as soon as possible by telephone, over the Internet or by marking, signing and returning your proxy or voting instruction card, even if you plan to attend the Annual Meeting in person.

Abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum. Abstentions will be counted in tabulations of the votes cast on each of the proposals presented at the Annual Meeting (and will have the same effect as “AGAINST” votes, except with respect to the election of directors where abstentions will not be counted), whereas broker “non-votes” will not be counted for purposes of determining the number of votes cast.

The New York Stock Exchange (the “NYSE”) rules permit brokers to vote for routine matters such as the ratification of the appointment of Ernst & Young LLP without receiving instructions from the beneficial owner of the shares. NYSE rules prohibit brokers from voting on the election of directors, executive compensation, and other non-routine matters without receiving instructions from the beneficial owner of the shares. In the absence of instructions, the shares are viewed as being subject to “broker non-votes.” “Broker non-votes” will be counted for quorum purposes (as they are present and entitled to vote on the ratification of the appointment of Ernst & Young LLP) but will not affect the outcome of any other matter being voted upon at the Annual

Meeting. Under current applicable rules, unless provided with voting instructions, a broker cannot vote shares of Common Stock for the election of directors, or on the advisory vote concerning the approval of the compensation of the Named Executive Officers for 2017.

As all of these matters are very important to the Company, we urge you to vote your shares by telephone, over the Internet or by marking, signing and returning your proxy or voting instruction card.

Expenses

The cost of soliciting proxies for the meeting will be borne by the Company. Innisfree M&A Incorporated has been retained by the Company to assist with the solicitation of votes for a fee of up to $10,000 plus reimbursement of expenses to be paid by the Company. The Company will also reimburse brokers and others who are only record holders of the Company’s shares for their reasonable expenses incurred in obtaining voting instructions from beneficial owners of such shares. Directors and officers of the Company may solicit proxies personally or by telephone or facsimile but will not receive additional compensation for doing so.

Proposals for 2019 Annual Meeting of Stockholders

Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “1934 Act”) any proposals of stockholders that are intended to be presented at the Company’s 2019 Annual Meeting of Stockholders must be received at the Company’s principal executive offices no later than December 31, 2018, and must comply with all other applicable legal requirements, in order to be included in the Company’s proxy statement and form of proxy for that meeting.

Stockholders who wish to propose a matter for action at the Company’s 2019 Annual Meeting, including the nomination of directors, but who do not wish to have a proposal or nomination included in the proxy statement for that meeting, must notify the Company in writing of the information required by the provisions of the Company’s Amended and Restated By-laws (the “By-laws”) dealing with stockholder proposals. The notice must be delivered to the Company’s Corporate Secretary between February 22, 2019 and March 25, 2019. Stockholders can obtain a copy of the By-laws by writing the Corporate Secretary at the following address: Corporate Secretary, International Seaways, Inc., 600 Third Avenue, 39th Floor, New York, New York 10016.

ELECTION OF DIRECTORS (PROPOSAL NO. 1)

The Board has increased the number of authorized directors from eight directors to nine directors effective as of the date of the Annual Meeting.

The nine nominees for election at the forthcoming meeting, all of whom are presently directors of the Company, other than Ms. Lois K. Zabrocky, are listed below. The nominees listed below were selected by the Board upon the recommendation of the Corporate Governance and Risk Assessment Committee (the “Governance Committee”). Unless otherwise directed, the proxy will be voted for the election of these nominees, to serve until the 2019 Annual Meeting of Stockholders of the Company and until their successors are elected and qualify.

Name (age)	Business Experience during the Past Five Years and Other Information	Director Since
Doug Wheat (67)
Mr. Wheat has served as Chairman of the Board of the Company since November 30, 2016. He is currently the Managing Partner of Wheat Investments, a private investment firm. From 2007 to 2016, he was the founding and Managing Partner of the private equity company Southlake Equity Group. From 1992 until 2006, Mr. Wheat was President of Haas Wheat & Partners (“Haas Wheat”). Prior to the formation of Haas Wheat, Mr. Wheat was a founding member of the merchant banking group at Donaldson, Lufkin & Jenrette where he specialized in leveraged buyout financing. From 1974 to 1984, Mr. Wheat practiced corporate and securities law in Dallas, Texas. Mr. Wheat is currently the Chairman of the Board of Directors of Overseas Shipholding Group, Inc. (“OSG”) (the former parent corporation of the Company) and is also the Chairman of the board of directors of AMN Healthcare Services, Inc. (“AMN”). He has been a director of AMN since 1999, becoming Chairman in 2007. He previously served as Vice Chairman of Dex Media, Inc. and served as Chairman of SuperMedia prior to its merger with Dex One. Mr. Wheat has also previously served as a member of the board of directors of several other companies including among others: Playtex Products (of which he also served as Chairman); Dr. Pepper/Seven-Up Companies, Inc.; Dr Pepper Bottling of the Southwest, Inc.; Walls Industries, Inc.; Alliance Imaging, Inc.; Thermadyne Industries, Inc.; Sybron International Corporation; Nebraska Book Corporation; ALC Communications Corporation; Mother’s Cookies, Inc.; and Stella Cheese Company. Mr. Wheat received both his Juris Doctor and Bachelor of Science degrees from the University of Kansas. Mr. Wheat’s finance and legal expertise and experience serving on numerous boards of directors make him a valuable asset to the Board.
2016

Timothy J. Bernlohr (59)
Mr. Bernlohr is the Founder and Managing Member of TJB Management Consulting, LLC since 2005, which company specializes in providing project specific consulting services to businesses in transformation, including restructurings, interim executive management and strategic planning services. He is also the former President and Chief Executive Officer of RBX Industries, Inc. (“RBX”), which was a nationally recognized leader in the design, manufacture and marketing of rubber and plastic materials to the automotive, construction and industrial markets. Prior to joining RBX in 1997, Mr. Bernlohr spent 16 years in the International and Industry Products division of Armstrong World Industries, where he served in a variety of management positions. Mr. Bernlohr currently serves as a director and the chairman of the audit committee of Atlas Air Worldwide Holdings, Inc.; a director and the chairman of the compensation committee of OSG (the former parent corporation of the Company); and a director and the chairman of the compensation committee of WestRock Company. Within the past five years, Mr. Bernlohr served as an independent director of the following publicly-held companies: Chemtura Corporation;
2016

Name (age)	Business Experience during the Past Five Years and Other Information	Director Since

Ambassador’s International; Aventine Renewable Resources; Rock-Tenn Company; and Cash Store Financial Services, Inc. Mr. Bernlohr is a graduate of Pennsylvania State University. Mr. Bernlohr’s experience serving as a chief executive of an international manufacturing company and his varied directorship positions make him a valuable asset to the Board.

Ian T. Blackley (63)
Mr. Blackley was the President and Chief Executive Officer of OSG (the former parent corporation of the Company) from January 2015 until his retirement in December 2016. From September 2014 until November 2016, he was the Senior Vice President and Chief Financial Officer of the Company. After joining OSG in 1991, Mr. Blackley held numerous operating and financial positions. Prior to his election as President and Chief Executive Officer of OSG, Mr. Blackley served as Executive Vice President and Chief Operating Officer of OSG from December 19, 2014. Mr. Blackley served as Senior Vice President from May 2009 through December 2014, as Chief Financial Officer from April 2013 through December 2014, and Head of International Shipping from January 2009 through April 2013. Mr. Blackley also served as Managing Director and Chief Operating Officer of OSG Ship Management (UK) Ltd. from September 2005 through April 2013. Mr. Blackley began his seagoing career in 1971, serving as a captain from 1987 to 1991. He holds a diploma in Nautical Science from Glasgow College of Nautical Studies and a Master Mariner Class I license. He has served as a Director of the Company since July 2013 through November 30, 2016 at which time the Company was a wholly-owned subsidiary of OSG. Mr. Blackley also serves on the board of Gard P. & I. (Bermuda) Ltd. Mr. Blackley’s extensive experience both with the shipping industry generally and the Company in particular make him a valuable asset to the Board.
2013

Randee E. Day (70)
Ms. Day is President and Chief Executive Officer of Day & Partners, LLC, a maritime consulting and advisory company and a senior advisor to a full-service restructuring firm, Goldin Associates LLC. Prior to founding Day & Partners, LLC in 2011, Ms. Day served as interim Chief Executive Officer of DHT Maritime, Inc. Previously, Ms. Day was Managing Director at the Seabury Group, a transportation advisory firm, and the Division Head of JP Morgan’s shipping group in New York. Ms. Day is a director of Eagle Bulk Shipping Inc., an owner and operator of dry bulk vessels, and is chairman of its corporate governance committee and a member of its audit committee, and is a former director of DHT Maritime, Inc., TBS International, Inc., Ocean Rig ASA and Excel Maritime Carriers Inc. Ms. Day is a graduate of the School of International Relations at the University of Southern California and did graduate studies at George Washington University. Ms. Day also is a graduate of the Senior Executives in National and International Security Program at the Kennedy School at Harvard University. Ms. Day’s extensive experience in the shipping industry make her a valuable asset to the Board.
2016

David I. Greenberg (64)
Mr. Greenberg is Special Advisor (and from 2008 through 2016 was a member of the Executive Committee) for LRN Corporation, which advises global companies on governance, ethics, compliance, culture and strategy issues. For 20 years prior to 2008, Mr. Greenberg served in various senior positions at Altria Group, Inc. then the parent company of Phillip Morris USA, Phillip Morris International, Kraft Foods and Miller Brewing — culminating in his role as Senior Vice President, Chief Compliance Officer and a member of the Corporate Management Committee. Mr. Greenberg is a managing director of Cortina
2017

Name (age)	Business Experience during the Past Five Years and Other Information	Director Since

Partners LLC, a private equity firm that invests in and manages companies in the textile, health care, communications, and medical transportation and bedding industries, and is the independent director of APCO Worldwide, a global corporate communications company. Earlier in his career, Mr. Greenberg was a partner in the Washington, D.C. law firm of Arnold & Porter. He attended Williams College and has Juris Doctor and Master of Business Administration degrees from the University of Chicago. Mr. Greenberg’s investment and legal experience make him a valuable asset to the Board.

Joseph I. Kronsberg (35)
Mr. Kronsberg has served in various roles at Cyrus Capital Partners, L.P. since 2006, and he is currently a Partner responsible for certain investments in the financial, shipping and energy sectors. Previously, Mr. Kronsberg worked at Greenhill & Co. as a generalist in its Mergers & Acquisitions and Restructuring departments. He currently serves as a director of OSG (the former parent corporation of the Company). Mr. Kronsberg has a Bachelor of Science degree in Economics from the Wharton School of the University of Pennsylvania where he graduated summa cum laude. Mr. Kronsberg’s financial expertise and experience in investment management make him a valuable asset to the Board.
2016

Ty E. Wallach (46)
Mr. Wallach is a Partner at Paulson & Co. Inc. (“Paulson”) and a Co-Portfolio Manager at Paulson’s credit funds. Since joining Paulson in 2008, he has led numerous investments in the debt and equity of distressed and leveraged companies. Prior to joining Paulson, Mr. Wallach was a Partner and Managing Director at Oak Hill Advisors, serving most recently as Co-Head of European Investments. He currently serves on the board of directors of OSG (the former parent corporation of the Company), as well as on the boards of two non-profit organizations, Focus for a Future Inc. and New Heights Youth, Inc. Mr. Wallach is a graduate of Princeton University. Mr. Wallach’s substantial financial and investment experience make him a valuable asset to the Board
2016

Gregory A. Wright (68)
Mr. Wright co-founded One Cypress Energy LLC in 2011 and has served as its Chief Financial Officer since inception. Mr. Wright is the former Chief Financial Officer and Chief Administrative Officer of Tesoro Corporation. Mr. Wright worked for Tesoro from 1995 until his retirement in 2010, leading the company from a small exploration and production company into the third largest independent refining and marketing company in the United States. Prior to joining Tesoro, Mr. Wright worked for Valero Energy Corporation for 14 years in various positions, including Vice President of Finance, Vice President of Business Development, Vice President of Planning and Vice President of Investor Relations. Prior to joining Valero, he worked for nine years for Columbia Gas Systems Inc. in various positions in accounting, budgeting and corporate planning. Mr. Wright is a former director of OSG (the former parent corporation of the Company). He graduated from The Ohio State University with a Bachelor of Business Administration in accounting and received his Masters of Business Administration with a concentration in finance from the University of Delaware. Mr. Wright’s extensive financial leadership experience and accounting expertise make him a valuable asset to the Board.
2016

Lois K. Zabrocky (48)
Ms. Zabrocky has been the President and Chief Executive Officer (“CEO”) of the Company since the spin-off of the Company from OSG (the former parent corporation of the Company) on November 30, 2016 and was President of the Company from August 2014. Prior to the spin-off, Ms. Zabrocky served as
Nominee

Name (age)	Business Experience during the Past Five Years and Other Information	Director Since

Senior Vice President and Head of the International Flag Strategic Business Unit of OSG with responsibility for the strategic plan and profit and loss performance of OSG’s international tanker fleet comprised of 50 vessels and approximately 300 shoreside staff. Ms. Zabrocky served in various roles during her more than 24 years at OSG. She served as Senior Vice President of OSG from June 2008 through August 2014, when she was appointed as Co-President of OSG and Head of the International Flag Strategic Business Unit of OSG. Ms. Zabrocky served as Chief Commercial Officer, International Flag Strategic Business Unit of OSG from May 2011 until her appointment as Head of International Flag Strategic Business Unit and as the Head of International Product Carrier and Gas Strategic Business Unit for at least four years prior to May 2011. She served as a director of the Company from November 2011 through November 2016 during which time the Company was a wholly-owned subsidiary of OSG. Ms. Zabrocky holds a Bachelor of Science degree from the United States Merchant Marine Academy and holds a Third Mate’s License. She has also completed the Harvard Business School Strategic Negotiations and Finance for Senior Executives courses. Ms. Zabrocky’s long experience with the Company and the shipping industry make her a valuable asset to the Board.

The Board recommends a vote “FOR” the election of each of the nominees for director named in this Proxy Statement.

The Board has determined that each of the director nominees other than Mr. Blackley and Ms. Zabrocky is independent within the meaning of the applicable rules of the Securities and Exchange Commission (the “SEC”) and the listing standards of the NYSE, and that each of the director nominees other than Messrs. Blackley, Kronsberg and Wallach and Ms. Zabrocky is independent under the rules of the SEC and the NYSE relating to audit committees. See “Information About the Board and Corporate Governance — Independence” below.

OWNERSHIP OF COMMON STOCK BY DIRECTORS, EXECUTIVE OFFICERS
AND CERTAIN OTHER BENEFICIAL OWNERS

General

The tables below set forth certain beneficial ownership information with respect to each director nominee and Named Executive Officer, and each person who is known to the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock of the Company. The information with respect to beneficial ownership by the identified stockholders was prepared based on information supplied by such stockholders in their filings with the SEC. Except as disclosed in the notes to these tables and subject to applicable community property laws, the Company believes that each beneficial owner identified in the table possesses sole voting and investment power over all Common Stock shown as beneficially owned by the beneficial owner.

Beneficial ownership for the purposes of the following tables is determined in accordance with the rules and regulations of the SEC. Those rules generally provide that a person is the beneficial owner of shares if such person has or shares the power to vote or direct the voting of shares, or to dispose or direct the disposition of shares or has the right to acquire such powers within 60 days. For purposes of calculating each person’s percentage ownership, shares of Common Stock issuable pursuant to options exercisable within 60 days are included as outstanding and beneficially owned for that person, but are not deemed outstanding for the purposes of computing the percentage ownership of any other person. The percentage of beneficial ownership is based on 29,123,331 shares of the Company’s Common Stock outstanding as of the record date (March 29, 2018), and excludes any treasury stock.

Directors and Executive Officers

The table below sets forth information as to each director, director nominee and Named Executive Officer listed in the Summary Compensation Table in this Proxy Statement, and includes the amount and percentage of the Company’s Common Stock of which each director, director nominee, each Named Executive Officer, and all directors, directors nominees and executive officers as a group, was the “beneficial owner” (as defined in regulations of the SEC) on the record date, all as reported to the Company. The address of each person identified below as of the date of this Proxy Statement is c/o International Seaways, Inc., 600 Third Avenue, 39th Floor, New York, New York 10016.

	Shares of Common Stock Beneficially Owned(1)
Name	Number		Percentage
Directors/Nominees
Doug Wheat	26,840	(2)	*
Timothy J. Bernlohr	15,265	(3)	*
Randee E. Day	8,636	(3)	*
David I. Greenberg	4,992	(3)	*
Ian T. Blackley	13,309	(3)	*
Joseph I. Kronsberg(4)	—		*
Ty E. Wallach(5)	—		*
Gregory A. Wright	15,265	(3)	*
Lois K. Zabrocky	42,783	(6)	0.15%
Named Executive Officers other than Ms. Zabrocky who is listed above with the other Directors/Nominees
Jeffrey D. Pribor	39,473	(7)	0.14%
James D. Small III	84,918	(8)	0.29%
Derek G. Solon	3,701		*
William F. Nugent	3,661		*
All Directors, Director Nominees and Executive Officers as a Group (14 Persons)	264,073	(9)	0.90%
*	Less than 0.1%
(1)	Includes shares of Common Stock issuable within 60 days of the record date upon the exercise of options owned by the indicated stockholders on that date.

(2)	Includes 8,986 shares of Common Stock that vest on May 24, 2018, the date of the Annual Meeting of Stockholders.
(3)	Includes 4,992 shares of Common Stock that vest on May 24, 2018, the date of the Annual Meeting of Stockholders.
(4)	Mr. Kronsberg is an employee of Cyrus Capital Partners, L.P. (“CCP”) which beneficially owns 4,012,212 shares of Common Stock, including 8,636 shares which were granted by the Company to CCP under the Company’s non-Employee Director Incentive Compensation Plan (of which 4,992 shares vest on May 24, 2018, the date of the Annual Meeting of Stockholders). The grant was made to CCP pursuant to agreements between CCP and Mr. Kronsberg under which CCP is required to receive all compensation in connection with Mr. Kronsberg’s directorship. Mr. Kronsberg disclaims beneficial ownership of all Company securities held by CCP except to the extent of his pecuniary interest therein, if any.
(5)	Mr. Wallach is a Partner at Paulson and a Co-Portfolio Manager at Paulson’s credit funds. Paulson is the investment manager of certain funds and accounts which beneficially own 3,456,773 shares of Common Stock. Mr. Wallach disclaims beneficial ownership of such securities except to the extent of his pecuniary interest therein, if any.
(6)	Includes 38,040 shares issuable upon the exercise of options.
(7)	Includes 32,311 shares issuable upon the exercise of options.
(8)	Includes 76,559 shares issuable upon the exercise of options.
(9)	Includes 150,645 shares issuable upon the exercise of options.

Other Beneficial Owners

Set forth below is information regarding stockholders of the Company’s Common Stock that are known by the Company to have been “beneficial owners” (as defined in regulations of the SEC) of 5% or more of the outstanding shares of the Common Stock as of the record date, as reported to the SEC.

	Shares of Common Stock Beneficially Owned*
Name	Number	Percentage
BlackRock, Inc.(1)	1,698,572	5.83%
BlueMountain Funds(2)	3,409,442	11.71%
Cobas Asset Management, SGIIC, SA(3)	2,997,063	10.29%
Cyrus Funds(4)	4,012,212	13.78%
Donald Smith & Co., Inc.(5)	2,407,644	8.27%
Paulson Funds(6)	3,456,773	11.87%
The Vanguard Group(7)	1,559,287	5.35%
*	Unless otherwise stated in the notes to this table, the share and percentage ownership information presented is as of the record date.
(1)	Based on a Schedule 13D filed on February 1, 2018 with the SEC by BlackRock, Inc. (“BlackRock”) with respect to the beneficial ownership of 1,698,572 shares of Common Stock as of December 31, 2017 by BlackRock and certain of its subsidiaries. The address of BlackRock is 55 East 52nd Street, New York, New York 10055.
(2)	Based on a Schedule 13D filed on December 9, 2016 and two Form 4s filed on April 4, 2018 with the SEC by the BlueMountain Funds with respect to beneficial ownership of 3,409,442 shares, the beneficial ownership of which was shared in its entirety among BlueMountain Capital Management, LLC (“Investment Manager”), BlueMountain GP Holdings, LLC (“GP Holdings”), BlueMountain Nautical LLC (“Nautical”), BlueMountain Guadalupe Peak Fund L.P. (“Guadalupe”), and BlueMountain Long/Short Credit GP, LLC (“General Partner”). The principal business of: (i) each of Nautical and Guadalupe is to serve as a private investment fund; (ii) the General Partner is to serve as the general partner of Guadalupe and certain other private funds for which the Investment Manager serves as investment manager; (iii) GP Holdings is to serve as the sole owner of the General Partner and a number of other entities which act as the general partner of private investment funds for which the Investment Manager serves as investment manager (including Guadalupe); and (iv) the Investment Manager is to serve as investment manager to a number of private investment funds (including Guadalupe), to serve as non-member manager of Nautical and to make investment decisions on behalf of such entities. The business address of Nautical, Guadalupe, the General Partner, Investment Manager and GP Holdings is 280 Park Avenue, 12th Floor, New York, New York 10017.
(3)	Based on a Schedule 13D filed on January 8, 2018 with the SEC by Cobas Asset Management, SGIIC, SA (“Cobas”) with respect to the beneficial ownership of 2,997,063 shares of Common Stock as of December 22, 2017 by Cobas. The address of Cobas is Jose Abascal, 45 St. 28003 Madrid, Spain.
(4)	Based on a Schedule 13D filed on December 9, 2016 and a Form 4 filed on June 12, 2017 with the SEC (as supplemented by a Form 13F filed on February 14, 2018) by Cyrus Capital Partners, L.P. (“CCP”) with respect to beneficial ownership of 4,012,212 shares by each of CCP and Cyrus Capital Partners GP, L.L.C. (“CCPGP”) of which 8,636 were granted to CCP pursuant to agreements between CCP and Mr. Joseph Kronsberg relating to the Company’s non-Employee Director Incentive Compensation Plan (of which 4,992 shares vest on May 24, 2018 the date of the Annual Meeting of Stockholders). As the (i) principal of CCP and (ii) principal of Cyrus Capital Partners GP, L.L.C., the general partner of CCP, Stephen C. Freidheim (“Freidheim”) may be deemed the beneficial owner of 4,007,220 shares of Common Stock. The address of each of CCP, CCPGP and Freidheim is 399 Park Avenue, 39th Floor, New York, NY 10022.
(5)	Based on Schedule 13G filed on February 12, 2018 with the SEC by Donald Smith & Co., Inc. (“DS”) with respect to the beneficial ownership of 2,407,644 shares of Common Stock as of December 31, 2017 by DS, and one of its subsidiaries and John Hartsel, an individual. The address of DS, its subsidiary and Jon Hartsel is 152 West 57th Street, New York, New York 10019.
(6)	Based on Schedule 13D filed on December 12, 2016, and Form 4s filed on June 30, 2017 and March 19, 2018, with the SEC by Paulson & Co. Inc. (“Paulson”) with respect to beneficial ownership of 3,456,773 shares by Paulson. Paulson is the investment advisor, or manager, of PCO Shipping LLC and certain separately managed accounts (collectively, the “Paulson Accounts”), which in the aggregate held or owned 3,456,773 shares of Common Stock as of the filing date. The address of Paulson and the Paulson Accounts is c/o Paulson & Co. Inc., 1251 Avenue of the Americas, 50th Floor, New York, NY 10020.

(7)	Based on Schedule 13G filed on February 9, 2018 with the SEC by The Vanguard Group (“Vanguard”) with respect to the beneficial ownership of 1,559,287 shares of Common Stock as of December 31, 2017 by Vanguard and one of its subsidiaries. The address of Vanguard and its subsidiary is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

INFORMATION ABOUT THE BOARD AND CORPORATE GOVERNANCE

General

Corporate Governance Guidelines.   The Board has adopted Corporate Governance Guidelines to promote the effective functioning of the Board and its committees, to promote the interests of all stockholders, and to ensure a common set of expectations as to how the Board, its various committees, individual directors and management should perform their functions. The Board believes that ethics and integrity cannot be legislated or mandated by directive or policy and that the ethics, character, integrity and values of the Company’s directors and senior management remain the most important safeguards in quality corporate governance. The Corporate Governance Guidelines are posted on the Company’s website, which is www.intlseas.com, and are available in print upon the request of any stockholder of the Company. That website and the information contained on that site, or connected to that site, are not incorporated by reference in this proxy statement. Under the Corporate Governance Guidelines, each director is expected to attend all Board meetings and all meetings of committees of which the director is a member. Meeting materials are provided to Board and Committee members prior to meetings, and members are expected to review such materials prior to each meeting.

Board Leadership Structure.   The Corporate Governance Guidelines provide that the Board selects the CEO of the Company and may select a Chairman of the Board (the “Chairman”) in the manner it considers in the best interests of the Company. The Guidelines provide that if the Board determines that there should be a Chairman, he or she may be a non-management director or the CEO.

The Company currently separates the role of CEO and Chairman. The CEO and the Chairman are in frequent contact with one another and with senior management of the Company. They provide advice and recommendations to the full Board for the full Board’s consideration. They each review in advance the schedule of Board and committee meetings and establish the agenda for each Board meeting in order to ensure that the interests and requirements of the stockholders, the directors and other stakeholders are appropriately addressed. The Board believes that the existing leadership structure, with the current individuals in their positions, is in the best interests of stockholders.

The Board, primarily through its Governance Committee, periodically reviews the Company’s leadership structure to determine if it remains appropriate in light of the Company’s specific circumstances and needs, current corporate governance standards, market practices and other factors the Board considers relevant. The Board retains the right to combine the CEO and Chairman roles in the future if it determines that such a combination would be in the best interests of the Company and its stockholders.

Independence.   Under the Corporate Governance Guidelines, which incorporate the standards established by the NYSE, the Board must consist of a majority of independent directors. As determined by the Board, as of the date of this Proxy Statement, all of the nominees other than Mr. Ian T. Blackley and Ms. Lois K. Zabrocky have been determined to be independent under the Corporate Governance Guidelines for purposes of service on the Board because no relationship was identified that would automatically bar any of them from being characterized as independent, and any relationships identified were not so material as to impair their independence. In addition, the Board has determined that all of the nominees other than Messrs. Blackley, Kronsberg and Wallach and Ms. Zabrocky are independent for purposes of serving on the Audit Committee. The Board annually reviews relationships that directors may have with the Company to make a determination of whether there are any material relationships that would preclude a director from being independent. See “— Related Party Transactions” below.

Executive Sessions of the Board.   To ensure free and open discussion and communication among the non-management directors, the Corporate Governance Guidelines provide that non-management directors meet in executive session at the time of each regular meeting of the Board; at least one of such executive sessions shall exclude non-management directors who do not qualify as independent. In accordance with the Guidelines, the nonexecutive Chairman of the Board chairs the executive sessions. Any non-management director can request that an additional executive session be scheduled.

Board Oversight of Risk Management.   While the responsibility for management of the Company’s material risks lies with management of the Company, the Board provides oversight of risk management, directly and indirectly, through its committee structure. The Board performs this oversight role by using several different levels of review. The Board and the Governance Committee receive regular reports from key members of management responsible for specified areas of material non-financial risk to the Company. In addition, the Board reviews the risks associated with the Company’s strategic plan at an annual strategic planning session and periodically throughout the year as part of its consideration of the strategic direction of the Company.

At the committee level, the Audit Committee regularly reviews the financial statements and financial and other internal controls. Further, the Audit Committee meets in private sessions individually with certain members of management and with representatives of the independent registered public accounting firm at the conclusion of every regularly scheduled meeting, where aspects of financial risk management are discussed as necessary. The Governance Committee manages risk associated with Board independence, corporate governance and potential conflicts of interest as well as oversight over non-financial risk assessments associated with the Company’s operations. The Compensation Committee annually reviews executive compensation policies and practices and employee benefits, and associated risks. Both the Audit Committee and the Compensation Committee also rely on the advice and counsel of the Company’s independent registered public accountants and independent compensation consultants, respectively, to raise awareness of any risk issues that may arise during their regular review of the Company’s financial statements, audit work and executive compensation policies and practices, as applicable.

Managing risk is an ongoing process inherent in all decisions made by management. The Company has an enterprise risk management program that is designed to ensure that risks are taken knowingly and purposefully. Management is responsible for assessing all the risks and related mitigation strategies for all material projects and initiatives of the Company prior to being submitted for consideration by the Board.

Meetings of the Board.   The Board held 15 meetings during 2017. Each director attended at least 75% of the total number of meetings of the Board and Board committees of which the director was a member.

Annual Meetings of Stockholders.    Directors are not required, but are strongly encouraged, to attend the Annual Meeting of Stockholders in person or telephonically. All of the current directors attended the Annual Meeting of Stockholders in 2017.

Communications with Board Members.   Interested parties, including stockholders, may communicate with any director, with the nonexecutive Chairman of the Board or with the non-management directors as a group by sending a letter to the attention of such director, the nonexecutive Chairman of the Board or such non-management directors as a group, as the case may be, in care of the Company’s Corporate Secretary, 600 Third Avenue, 39th Floor, New York, New York 10016. The Corporate Secretary opens and forwards all such correspondence (other than advertisements and other solicitations) to directors unless the director to whom the correspondence is addressed has requested that the Corporate Secretary forward correspondence unopened. Unless the context otherwise requires, the Corporate Secretary will provide any communication addressed to the Board to the director most closely associated with the nature of the request based on Committee membership and other factors.

Code of Business Conduct and Ethics.   The Company has adopted a code of business conduct and ethics which is an integral part of the Company’s business conduct compliance program and embodies the commitment of the Company and its subsidiaries to conduct operations in accordance with the highest legal and ethical standards. The Code of Ethics applies to all of the Company’s officers, directors and employees. Each is responsible for understanding and complying with the Code of Business Conduct and Ethics. The Company also has an Insider Trading Policy which prohibits the Company’s directors and employees from purchasing or selling securities of the Company while in possession of material nonpublic information or otherwise using such information for their personal benefit. The Insider Trading Policy also prohibits the Company’s directors and employees from hedging their ownership of securities of the Company. In addition, the Company has an Anti-Bribery and Corruption Policy which memorializes the Company’s commitment to adhere faithfully to both the letter and spirit of all applicable anti-bribery legislation in the conduct of the Company’s business activities worldwide. The Code of Business Conduct and Ethics, the Insider Trading Policy and the Anti-Bribery and Corruption Policy are posted on the Company’s website, which is www.intlseas.com, and are available in print upon the request of any stockholder of the Company. That website and the information contained on that site, or connected to that site, are not incorporated by reference in this Proxy Statement.

Other Directorships and Significant Activities.   The Company values the experience directors bring from other boards of directors on which they serve, but recognizes that those boards also present significant demands on a director’s time and availability and may present conflicts and legal issues. The Corporate Governance

Guidelines provide that non-management directors refrain from serving on the boards of directors of more than four publicly-traded companies (other than the Company or a company in which the Company has a significant equity interest) absent special circumstances. A member of the Audit Committee may not serve on more than two other audit committees of publicly-traded companies.

The Corporate Governance Guidelines require the CEO and other members of senior management, whether or not they are members of the Board of the Company, to receive the approval of the Governance Committee before accepting outside board membership. The Corporate Governance Guidelines prohibit the CEO from serving on the board of directors of more than one publicly-traded company (other than the Company or a company in which the Company has a significant equity interest).

If a director’s principal occupation or business association changes substantially during the director’s tenure as a member of the Board, that director is required by the Corporate Governance Guidelines to inform the Chairman of the Governance Committee of the change and offer to resign from the Board. In such case, such Committee must recommend to the Board the action, if any, to be taken with respect to the offer of resignation, taking into account the appropriateness of continued Board membership.

Related Party Transactions

Related party transactions may present potential or actual conflicts of interest and create the appearance that Company decisions are based on considerations other than the best interests of the Company and its stockholders. The Company’s Code of Business Conduct and Ethics requires all directors, officers and employees who may have a potential or apparent conflict of interest to disclose fully all the relevant facts to the Company’s legal department. In addition to this reporting requirement, to identify related party transactions, each year the Company submits and requires its directors and executive officers to complete Director and Officer questionnaires identifying any transactions with the Company in which the director or officer has an interest. Management and the legal department carefully review the terms of all related party transactions. Management reports to the Board on all proposed related party transactions with directors and executive officers. Upon the presentation of a proposed related party transaction to the Board, the related party (if such related party is a director) is excused from participation and voting on the matter. In deciding whether to approve the related party transaction, the Board determines whether the transaction is on terms that could be obtained in an arm’s length transaction with an unrelated third party. If the related party transaction is not on such terms, it will not be approved.

The Company entered into several related party transactions in 2016 with OSG, the former parent corporation of the Company. These transactions are described in Note 12, “Related Parties” to the audited financial statements of the Company for 2017 included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017.

Committees

The Company has three standing committees of its Board: the Audit Committee, the Governance Committee and the Compensation Committee. Each of these committees has a charter that is posted on the Company’s website and is available in print upon the request of any stockholder of the Company.

Audit Committee.   The Audit Committee is required to have no fewer than three members all of whom must be and are independent directors under the standards set forth in the Company’s Corporate Governance Guidelines. During 2017 until the Annual Meeting of Stockholders in 2017, the Audit Committee consisted of Messrs. Gregory A. Wright (Chairman), Randee E. Day and Ronald Steger. After the Annual Meeting in 2017, Mr. David I. Greenberg replaced Mr. Steger. The Board determined that for 2016-2017 Messrs. Steger and Wright were audit committee financial experts, as defined by rules of the SEC and NYSE, and that for 2017-2018 Mr. Wright and Ms. Day are audit committee financial experts. The Audit Committee met six times in 2017.

The Audit Committee oversees the Company’s accounting, financial reporting process, internal controls and audits and consults with management, internal auditors and the Company’s independent registered public accounting firm on, among other things, matters related to the annual audit, and published financial statements and the accounting principles applied, and the oversight of financial risk assessments associated with the Company’s operations. As part of its duties, the Audit Committee appoints and retains the Company’s independent registered public accounting firm, subject to stockholder ratification (though the stockholder vote is not binding on the Audit Committee, and the Audit Committee may in its sole discretion terminate the engagement of the firm and direct the appointment of another independent auditor at any time during the year if it determines that such an appointment would be in the best interests of the Company and its stockholders).

The Audit Committee maintains direct responsibility for the compensation and oversight of the Company’s independent registered public accounting firm and evaluates the independent registered public accounting firm’s qualifications, performance and independence. The Audit Committee has established policies and procedures for the pre-approval of all services provided by the Company’s independent registered public accounting firm.

Governance Committee.   The Governance Committee is required to have no fewer than three members, all of whom must be and are independent directors under the standards set forth in the Company’s Corporate Governance Guidelines. During 2017 until the Annual Meeting of Stockholders in 2017, the Governance Committee consisted of Ronald Steger (Chairman), Timothy J. Bernlohr, and Gregory A. Wright. After the Annual Meeting in 2017, Mr. David I. Greenberg replaced Mr. Steger as a member and as Chairman. The Governance Committee met five times in 2017.

The Governance Committee assists the Board by identifying and recommending individuals qualified to become Board members to the Board for nomination at the next annual stockholder meeting. It develops and recommends to the Board the establishment of the Company’s corporate governance guidelines, and it provides oversight over non-financial risk assessments associated with the Company’s operations. The Governance Committee’s risk assessment responsibilities include oversight of the Company’s quality of services, the Company’s vessels’ adherence to environmental and regulatory requirements, and an assessment of the scope and amount of the Company’s insurance coverage. The Governance Committee also meets with the General Counsel (in his capacity as compliance officer) in executive session from time to time as needed. As part of its duties, the Governance Committee also aids the Board by providing a review of the Board performance on an annual basis.

The Governance Committee evaluates prospective nominees identified on its own initiative or referred to it by other Board members, management, stockholders or external sources and all self-nominated candidates. The Governance Committee uses the same criteria for evaluating candidates nominated by stockholders and self-nominated candidates as it does for those proposed by other Board members, management and search consultants.

The Governance Committee considers the following criteria for identifying and recommending qualified candidates for membership on the Board, seeking to maintain within these criteria appropriate diversity of individuals on the basis of gender, ethnic heritage, international background and life experiences:

•	judgment, character, age, integrity, expertise, tenure on the Board, skills and knowledge useful to the oversight of the Company’s business;
•	status as “independent” or an “audit committee financial expert” or “financially literate” as defined by the NYSE or the SEC;
•	high level managerial, business or other relevant experience, including, but not limited to, experience in the industries in which the Company operates, and, if the candidate is an existing member of the Board, any change in the member’s principal occupation or business associations;
•	absence of conflicts of interest with the Company; and
•	ability and willingness of the candidate to spend a sufficient amount of time and energy in furtherance of Board matters.

As part of its annual assessment of Board size, structure and composition, the Governance Committee evaluates the extent to which the Board as a whole satisfies the foregoing criteria. The Governance Committee believes that the current directors and director nominees have the requisite character, integrity, expertise, skills, and knowledge to oversee the Company’s business in the best interests of the Company’s stockholders and does not believe at this time that the long-term goal of greater Board diversity is sufficient to merit replacing existing directors.

All the director nominees named in this Proxy Statement have been evaluated under the criteria set forth above and recommended by the Governance Committee to the full Board for election by stockholders at the

Annual Meeting. The entire Board recommends that stockholders elect all nominees. All director nominees for election at the Annual Meeting other than Ms. Zabrocky were previously elected to the Board by the stockholders at the Annual Meeting of Stockholders in 2017.

A stockholder may recommend a person as a nominee for director by writing to the Corporate Secretary of the Company.

Recommendations must be received by December 31, 2018 in order for a candidate to be considered for election at the 2019 Annual Meeting. Each recommendation for nomination should contain the following information: (a) the name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated; (b) a representation that the stockholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder; (d) such other information regarding each nominee proposed by such stockholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had such nominee been nominated, or intended to be nominated, by the Board; and (e) the consent of each nominee to serve as a director of the Company if so elected.

Compensation Committee.   The Compensation Committee is required to have no fewer than three members, all of whom must be and are independent directors under the standards set forth in the Company’s Corporate Governance Guidelines. During 2017, the Compensation Committee consisted of Timothy J. Bernlohr (Chairman), Randee E. Day and Ty E. Wallach. The Compensation Committee met six times in 2017.

The Compensation Committee establishes, oversees, and carries out the Company’s compensation philosophy and strategy. It implements the Board responsibilities relating to compensation of the Company’s executive officers, and ensures that the Company’s officers and senior executives are compensated in a manner consistent with the Company’s philosophy and competitive with its peers. As part of its duties, it monitors and oversees the preparation of the Company’s annual Compensation Discussion and Analysis for inclusion in the annual proxy statement, prepares an annual report on executive compensation, and provides guidance with respect to other compensation matters including recommendations for the CEO and the other NEOs.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (“CD&A”) provides information regarding the compensation program for our executive officers in 2017. It describes our compensation philosophy; the objectives of the executive compensation program and policies in 2017; the elements of the compensation program; and how each element fits into our overall compensation philosophy. The Compensation Committee oversees the compensation paid to all of our executive officers, including pursuant to the agreements described below under “Employment Agreements with the NEOs.”

Until November 30, 2016, INSW was a wholly-owned subsidiary of OSG. On November 30, 2016, OSG completed the spin-off of INSW (the “Spin-Off”) as a newly independent public company. Although INSW’s compensation policies prior to the Spin-Off were substantially the same as those of OSG, in 2017 the Compensation Committee has developed an independent set of policies and practices to support the Company’s compensation philosophy and strategy.

The compensation of the executives who constitute INSW’s named executive officers (the “Named Executive Officers” or “NEOs”) is included in the Summary Compensation Table in this CD&A. Our NEOs for 2017 were:

Incumbent	NEOs Position
Lois K. Zabrocky	President and Chief Executive Officer (“CEO”)
Jeffrey D. Pribor	Senior Vice President, Chief Financial Officer (“CFO”) and Treasurer
James D. Small III	Chief Administrative Officer, Senior Vice President, General Counsel & Secretary
Derek G. Solon	Vice President (Chief Commercial Officer)
William F. Nugent	Vice President (Head of Ship Operations)

All of the NEOs were employees of INSW throughout 2017.

2017 Performance Highlights

We have a strong and measurable pay for performance philosophy. Accordingly, our operational and financial performance in fiscal year 2016 and 2017 were important factors in understanding our 2017 executive compensation. As described in greater detail in our Annual Report for 2017 on Form 10-K, a copy of which can be obtained as described in “Other Matters” below, we faced a challenging market last year. Performance highlights included:

•	Time charter equivalent (“TCE”) revenues for INSW decreased in 2017 by $110.0 million to $275.0 million from $385.0 million in 2016.
•	Earnings from shipping operations (“ESO”) (as hereafter defined) for INSW was $43.9 million in 2017. ESO is income from vessel operations before depreciation and amortization and gains and losses from vessel sales (including impairments) reduced by payments for drydockings and vessel expenditures.
•	INSW’s loss for 2017 was $106.1 million, or a per-share loss of $3.64, compared with net loss of $18.2 million, or per-share loss of $0.62 for 2016. Net loss for 2017 reflects impairment charges on vessels aggregating $88.4 million due to factors set forth in Note 5, “Vessels, Deferred Drydock and Other Property,” to INSW’s consolidated financial statements included in INSW’s Annual Report on Form 10-K for the year ended December 31, 2017.
•	INSW’s 2017 Adjusted EBITDA was $117.0 million, a $105.0 million decrease from $222.0 million in 2016. Adjusted EBITDA consists of EBITDA (which represents net loss before interest expense, income taxes and depreciation and amortization expense) adjusted for the impact of certain items that INSW does not consider indicative of our ongoing operating performance, as disclosed in Item 6, “Selected Financial Data” on Form 10-K for 2017.
•	INSW’s total cash (including restricted cash) was $70.6 million as of December 31, 2017, compared to $92.0 million as of December 31, 2016.

•	During 2017, INSW refinanced its principal credit facility and made significant progress growing and renewing the Company’s fleet by acquiring three vessels (two newly constructed Suezmax tankers and a 2010-built VLCC), selling four older MR tankers (which delivered to borrowers between August 2017 and February 2018) and entering into a letter of intent to acquire six VLCCs built in 2015 and 2016 from Euronav NV (subject to certain conditions).

Say-on-Pay Results

At INSW’s 2017 Annual Meeting of Stockholders, approximately 99.7% of the stockholders who voted on the say-on-pay proposal voted in favor of INSW’s executive compensation program. In consideration of these results, INSW’s Compensation Committee acknowledged the support received from its stockholders and viewed the results as a confirmation of the Company’s existing executive compensation policies and decisions.

Through the “frequency of say-on-pay” vote held in 2017, approximately 96% of the stockholders who voted on the proposal cast votes in favor of the Company holding an annual say-on-pay vote, reflecting the practice that had been adopted by the Company in connection with the Spin-Off. The Company anticipates that its next “frequency of say-on-pay” vote will be conducted at the 2023 Annual Meeting of Stockholders. The Compensation Committee will continue to engage with its stockholders and consider the results from this year’s and future advisory votes on executive compensation, as well as feedback from stockholders.

Compensation Philosophy and Objectives

INSW believes that a well-designed compensation program is a powerful tool to attract, motivate, retain and reward top executive and managerial talent. INSW further believes that the compensation program should align the interests of executives with those of stockholders in achieving and sustaining increases in stockholder value over the short-and long-term. We structure our compensation program to drive and support these goals. The compensation program is designed with the following objectives in mind:

COMPENSATION PROGRAM OBJECTIVES
Overall Objectives:	•	Attract, motivate, retain and reward highly-talented executives and managers, whose leadership and expertise are critical to our overall growth and success.

	•	Align the interests of our executives with those of our stockholders.

	•	Support the long-term retention of the Company’s executives to maximize opportunities for teamwork, continuity of management and overall effectiveness.

•
Compensate each executive competitively (1) within the marketplace for talent in which we operate; (2) based upon the scope and impact of his or her position as it relates to achieving our corporate goals and objectives; and (3) based on the potential of each executive to assume increasing responsibility within the Company.

	•	Discourage excessive and imprudent risk-taking.

	•	Structure the total compensation program to reward the achievement of both the short-term and long-term strategic objectives necessary for sustained optimal business performance.

Pay Mix Objectives	•
Provide a mix of both fixed and variable (“at-risk”) compensation, each of which has a different time horizon and payout form (cash and equity), to reward the achievement of annual and sustained, long-term performance.

COMPENSATION PROGRAM OBJECTIVES
Pay-For-Performance Objectives	•
Use our incentive compensation program and plans to align the interests of our executives with those of our stockholders by linking incentive compensation rewards to the achievement of performance goals that maximize stockholder value by:

		–	Ensuring our compensation programs are consistent with, and supportive of, our short-term and long-term strategic, operating and financial objectives.

–
Placing a significant portion of our executives’ compensation at risk, with payouts dependent on the achievement of both corporate and individual performance goals, which are set annually by the Compensation Committee.

		–	Encouraging balanced performance by employing a variety of performance measures to avoid over-emphasis on the short-term or any one metric.

–
Applying judgment and reasonable discretion in making compensation decisions to avoid relying solely on formulaic program design, and to take into account both what has been accomplished and how it has been accomplished in light of the existing commercial environment.

Executive Compensation Practices

Our goal is to maintain an executive compensation program that is competitive, rooted in the principles of pay-for-performance and conforms to best practices in executive compensation and corporate governance. To this end, the Compensation Committee routinely evaluates its practices and programs with respect to executive compensation to identify opportunities for improvement. The following table summarizes key features of our executive compensation program.

WHAT WE DO:

Stock Ownership Guidelines	We maintain, and track progress against, stock ownership guidelines for our executives and directors.

Anti-Hedging and Anti-Pledging Policies
We have always maintained policies and procedures for transactions in the Company’s securities that are designed to ensure compliance with all insider trading rules and that prohibit all hedging and short-selling of our stock by all officers and employees. In 2017, INSW approved the addition of an anti-pledging provision.

Compensation Recoupment (“Clawback”) Policy
All of our incentive compensation plans and the terms of our equity agreements provide that the Compensation Committee may seek reimbursement of incentives paid or equity-related proceeds provided to an executive officer if it is later determined that the executive officer engaged in misconduct, acted in a manner contrary to the Company’s interest or breached a non-competition agreement.

WE DO NOT:

Excise Tax Gross-Ups	We do not provide for excise tax gross-ups.

Supplemental Executive Retirement Plans (“SERPs”)	We do not provide any SERPs, and our legacy SERP was frozen to new participants in November 2012.

Roles in Setting Executive Compensation

Role of the Compensation Committee

Structure of the Compensation Committee: In 2017, the Compensation Committee consisted of three members of the Board, each of whom qualified as “independent” under the NYSE listing standards and applicable independence standards under the 1934 Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), and the Internal Revenue Code of 1986, as amended (the “Code”). Recognizing the importance of independent perspectives, the Compensation Committee regularly meets in executive session, without any members of management present.

Objectives of The Compensation Committee and the Decision-Making Process: The primary goals of the Compensation Committee are to establish the Company’s compensation philosophy and strategy and to ensure that the Company’s executives are compensated in a manner consistent with the articulated philosophy and strategy. The Compensation Committee takes many factors into account when making compensation decisions with respect to the NEOs and other senior executives, including the individual’s performance, tenure and experience; the ability of the individual to affect long-term growth and success; INSW’s overall performance; internal equity among the NEOs; and external, publicly available market data on competitive compensation practices and levels.

Role of Outside Advisors: The Compensation Committee has the authority to engage independent advisors to assist in carrying out its duties. The Compensation Committee engaged Lyons, Benenson & Company Inc. (“LB&Co.”) as its independent compensation consultant to advise on executive and director compensation arrangements and related governance matters. LB&Co. assisted management in the preparation of the annual proxy report for 2017.

Compensation Consultant Conflict of Interest Assessment: As required by rules adopted by the SEC under the Dodd-Frank Act, the Compensation Committee assessed all relevant factors and determined that the work of LB&Co. did not raise any conflict of interest in 2017. In making this determination, the Compensation Committee considered all relevant factors, including those set forth in Rule 10C-1(bX4)(i) through (vi) under the 1934 Act.

Role of the CEO in Setting CEO and Other Executives’ Compensation

All decisions relating to the compensation of Ms. Zabrocky, INSW’s CEO, are made by the Compensation Committee without her or other members of management present. In making determinations regarding compensation for INSW’s NEOs and other selected senior executives, the Compensation Committee generally considers the recommendations of the CEO (for all executives other than herself), and advice received from LB&Co. The CEO recommends the compensation levels for the NEOs and for all others whose compensation is determined by the Compensation Committee. In making her recommendations, the CEO evaluates the performance of each executive, considers each executive’s compensation in relation to the other officers and executives and assesses retention risks. The CEO’s recommendations are subject to review by and, in some cases, approval of the Compensation Committee or, when sufficiently material, the full Board.

All 2017 compensation decisions (including base salaries, annual and long-term incentive target percentages and annual and long-term incentive performance measures and goals) were made under the auspices of the INSW Compensation Committee. Additionally, the INSW Compensation Committee was responsible for the review and certification of the 2017 performance results that determined the annual and long-term incentive payouts for the NEOs.

2017 Peer Group

The Compensation Committee examines the executive compensation of a group of peer companies to stay current with market pay practices and trends, and to understand the competitiveness of our total compensation and its various elements. In general, we strive for total compensation to be competitive with a select group of companies that the Compensation Committee believes to be an appropriate compensation reference group (the “Peer Group”). The Compensation Committee reviews the Peer Group at least annually to affirm that it is comprised of companies that are similar to us in terms of industry focus and scope of operations, size (based on revenues and market capitalization), and the competitive marketplace for talent.

For 2017, the INSW Compensation Committee approved a Peer Group consisting of 14 publicly traded oil, shipping and transportation companies, with a significant international focus, total revenues between $100 million and $2.3 billion, and median revenues of approximately $540 million. The following 14 companies comprised the 2017 Peer Group, which is unchanged for 2018:

DHT Holdings, Inc.	Genesis Energy, L.P.
Dorian LPG Ltd.	Kirby Corporation
Eagle Bulk Shipping Inc.	Martin Midstream Partners, L.P.
Euronav NV	Matson, Inc.
GATX Corporation	SEACOR Holdings Inc.
Genco Shipping & Trading Limited	SemGroup Corporation.
Gener8 Maritime, Inc.	Andeavor Logistics, L.P. (formerly known as Tesoro)

While the Compensation Committee believes the data derived from any Peer Group is helpful, it also recognizes that benchmarking is not necessarily definitive in every case. Furthermore, the Peer Group is limited to those companies for which executive compensation data is publicly available, which necessarily eliminates some of INSW’s closest competitors that are privately held and/or incorporated in jurisdictions that do not require public disclosure of executive compensation. The Compensation Committee, therefore, uses the information from the Peer Group for informational and analytical purposes, but does not make compensation decisions based solely on this market data. With this in mind, INSW augments the Peer Group data with publicly-available survey data, and uses all compensation data in conjunction with annual assessments of corporate and individual performance to make recommendations and decisions on the compensation arrangements applicable to the Company’s NEOs.

Elements of the 2017 Executive Officer Compensation Program

The Compensation Committee reviews each element of compensation annually to ensure alignment with its compensation philosophy and objectives, as well as to assess its executive compensation program and levels relative to the competitive landscape. The executive compensation program consists of the following:

•	Base salary
•	Annual cash incentive awards
•	Long-term incentive compensation
•	Severance arrangements through employment agreements
•	Retirement benefits generally available to all employees under the Savings Plan
•	Welfare and similar benefits (e.g., medical, dental, disability and life insurance)

INSW seeks to provide competitive “fixed” compensation in the form of base salary while emphasizing a pay for performance culture in which we place a larger portion of total compensation “at-risk” in the form of annual performance-based cash incentives (which will only be paid if INSW achieves specified performance goals) and long-term equity incentives (which vest over a multi-year period and, in certain cases, also depend on the achievement of specific performance goals).

Base Salary

We strive to pay base salaries that are market competitive to attract talented executives and to provide a secure fixed level of compensation to our executives and managers. The Compensation Committee reviews the base salaries of the executive officers and compares them to the salaries of senior management among the Peer Group companies, bearing in mind that total estimated direct compensation opportunity is the principal comparative measure of the competitiveness of its program. Based on its own experience and that comparison, the Compensation Committee determines whether the salaries of the NEOs are at levels sufficient to attract, motivate and retain, in concert with other elements of compensation, the executives who are essential to leading the Company and driving stockholder value.

Annual adjustments in base salary, if any, take into account individual performance, prior experience, position duties and responsibilities, internal equity and external market practices. The Compensation Committee generally relies on the CEO’s evaluation of each NEO’s performance (other than her own) in deciding whether to recommend and/or approve merit increases for any NEOs in a given year. In those instances, where the duties and responsibilities of an NEO change, the CEO may recommend any changes believed to be warranted, and the Compensation Committee will consider all the factors enumerated above in determining whether to approve any such changes.

With respect to those employees who were NEOs as of December 31, 2016, there were no base salary changes from 2016 to 2017.

The following table summarizes 2017 base salaries for our NEOs.

Name	Position	2017 Salary
Lois K. Zabrocky	President and Chief Executive Officer	$525,000
Jeffrey D. Pribor	Senior Vice President, CFO and Treasurer	$450,000
James D. Small III	Chief Administrative Officer, Senior Vice President, General Counsel & Secretary	$475,000
Derek G. Solon	Vice President (Chief Commercial Officer)	$277,160
William F. Nugent	Vice President (Head of Ship Operations)	$260,337

2017 Annual (Cash) Incentive Plan

Pursuant to the Company’s Management Incentive Compensation Plan (“MICP”), NEOs are eligible to receive annual cash incentives based upon the achievement of the specified annual performance goals, which are established and approved by the Compensation Committee during the first quarter of the performance year. Our annual cash incentive plan is intended to focus our NEOs on our critical, short-term financial and operational goals. As in past years, the financial performance measure for 2017 was ESO. The NEO awards were also based on quantifiable measures of our performance in operational metrics (including safety), commercial metrics and individual factors.

Pursuant to the terms of previously agreed amendments to their employment agreements and as determined by the INSW Compensation Committee, annual incentive targets for Ms. Zabrocky and Mr. Small were reduced in 2017, making them eligible for annual cash incentives targeted at 100% of their base salaries compared with 125% in 2016. Messrs. Pribor, Solon and Nugent’s annual incentive targets were 100%, 70% and 70% of salary, respectively. The potential actual incentive payout range was 0% to 150% of target.

NEOs have different weights ascribed to their corporate, business and individual goals. The specific weights (which were ultimately recommended by the CEO and approved by the Compensation Committee) were established based on the scope of each NEO’s role and their respective abilities to affect the results. The following table sets forth the weights by component and NEO.

Individual	Corporate ESO	Business Metrics	Individual Performance Goals
Ms. Zabrocky	60%	15%	25%
Messrs. Pribor and Small	60%	10%	30%
Messrs. Solon and Nugent	33.3%	33.3%	33.4%

For 2017, ESO goals were assessed on achievement scale of 0% to 130%, and business metrics and individual performance goals were assessed on achievement rating scale of 0% to 130%, with 100% as the performance factor for achieving target performance. If a rating for a measure was below 70%, the performance factor for that measure is zero, resulting in no bonuses being payable under that measure. If a rating for an individual performance measure was below 70%, the performance factor for that measure is zero, resulting in no bonus being payable.

The formulas to determine each NEO’s actual annual cash incentive award for 2017 are as follows:

Chief Executive Officer (Zabrocky)
the sum of
Base Salary × Target Incentive % ×	(60% × Performance Factor for Company ESO 0-150%) +	= Annual Cash Incentive Payout
(15% × Performance Factor for Business Metrics 0-150%) + (25% × Performance Factor for Individual 0-150%)

Chief Financial Officer and Chief Administrative Officer/General Counsel (Pribor and Small)
the sum of
Base Salary × Target Incentive % ×	(60% × Performance Factor for Company ESO 0-150%) +	= Annual Cash Incentive Payout
(10% × Performance Factor for Business Metrics 0-150%) +
(30% × Performance Factor for Individual 0-150%)

Other Participants: Vice Presidents (Solon and Nugent)
the sum of
Base Salary × Target Incentive % ×	(33.3% × Performance Factor for Company ESO 0-150%) +	= Annual Cash Incentive Payout
(33.3% × Performance Factor for Business Metrics 0-150%) +
(33.4% × Performance Factor for Individual 0-150%)

2017 Company ESO Goal

For 2017, the table below sets forth the ESO performance thresholds at INSW and the corresponding amounts that would be earned (expressed as percentages of target) by the NEOs at each level of achievement. In 2017, the ESO result was $43,851,000, which corresponded to a performance factor of 100%.

($ Thousands)		Threshold
Performance Factor	% Achievement	2017
50.0%	70%	(28,295)
58.4%	75%	(16,577)
66.7%	80%	(4,859)
75.0%	85%	6,859
83.3%	90%	18,577
91.7%	95%	30,295
100.0%	100%	42,013
108.4%	105%	53,731
116.7%	110%	65,449
125.0%	115%	77,167
133.3%	120%	88,885
141.7%	125%	100,603
150.0%	130%	112,321

INSW Business Metrics

For 2017, the INSW commercial and operational metrics were weighted equally. The commercial metrics related to the time charter equivalent (“TCE”) performance of INSW’s VLCCs, Aframaxes, Panamaxes and MRs TCE compared with spot TCE rates of competitors, and minimizing the discount received on the Company’s older VLCCs and Aframaxes compared with the TCE achieved on its more modern units. The operational measures were:

(i)	Achieving or doing better than INSW vessel operating budget;
(ii)	Time not earning (technical) — a metric that tracks unplanned off hire;

(iii)	Total recordable case frequency (“TRCF”) — a metric that tracks injuries and monitors the incident recording process, includes near misses;
(iv)	Vetting observations — Total operational and safety observations on the vessels; and
(v)	Vessel visits — number of visits to a vessel by shoreside staff.

The overall INSW performance score for 2017 was 111%.

Individual Performance Goals

Each of our NEOs also had individual performance goals, which were established by the Compensation Committee in the first quarter of the 2017 performance year. The individual goals for 2017 covered a broad range of performance indicators that included, among others, the following (although only certain NEOs were responsible for certain goals):

•	Developing and executing business strategy;
•	Achieving revenue, operating expenses and G&A targets;
•	Meeting key customers and investors;
•	Completing contract extensions for the FSO joint venture, refinancing the Company’s credit facility and evaluating strategic alternatives;
•	Reorganizing the legal department and accomplishing goals within the Company’s IT and HR infrastructure;
•	Reviewing and identifying operational risks and performing risk assessments; and
•	Engaging in other projects, including fleet renewal initiatives, business development, capital management and financial reporting.

After the 2017 performance year, the Compensation Committee assessed the level of achievement of our NEOs relative to their respective individual performance goals. Following this assessment, it was determined that Ms. Zabrocky and Messrs. Pribor, Small, Solon and Nugent achieved their individual goals above target levels.

2017 Actual Annual Incentive Paid

Based on the foregoing, the NEOs received the following annual cash incentive awards for 2017: Ms. Zabrocky – $554,439; Mr. Pribor – $476,321; Mr. Small – $490,556; Mr. Solon – $208,279; and Mr. Nugent – $194,785.

Equity-Based Compensation

INSW’s equity-based compensation program is intended to align the interests of its executives with those of its stockholders, and to focus executives on the achievement of long-term performance objectives that are aligned with its business strategy, thereby establishing a direct relationship between compensation, long-term operating performance and sustained increases in stockholder value. The MICP and a similar plan applicable to the incentive compensation for non-employee directors (the “Director Plan”) became effective in 2016 shortly after the Spin-Off. The MICP provides for grants of nonqualified stock options, incentive stock options, stock appreciation rights, performance units, performance shares and other performance awards, restricted stock units and restricted stock, and other awards valued in whole or in part by reference to, or otherwise based on, INSW stock. The purpose of the MICP and the Director Plan is to facilitate the grant of equity and cash incentives to employees (including our NEOs) and Directors of the Company and to enable the Company to obtain and retain the services of these individuals, which is essential to our long-term success.

INSW initially reserved 2,000,000 shares for issuance under the MICP and 400,000 shares for issuance under the Director Plan. The MICP contains an anti-dilution provision whereby in the event of certain corporate changes in the Company, outstanding awards may be adjusted, as appropriate, to prevent dilution or enlargement of rights.

Consistent with our practices and in each case pursuant to the terms of the MICP, equity awards may be granted from time to time to motivate and retain executives and align their interests with stockholders. In 2017, equity awards were made to NEOs in February, March and August.

In February 2017, the INSW Compensation Committee approved the following long-term incentive award value for Mr. Pribor:

Incumbent	Total Grant Date Value	Stock Options	Time-Based RSUs	Performance- Based RSUs
Jeffrey D. Pribor	$1,500,000	$500,000	$500,000	$500,000	(1)
(1)	The INSW Compensation Committee approved the performance-based RSU award in March 2017.

The table above represents grants of time-based RSUs and stock options made on February 14, 2017 and performance-based RSUs made on March 29, 2017. The time-based RSUs and stock options vest one-third each on December 31, 2017, 2018 and 2019. Each performance-based RSU represents a contingent right to receive a share of stock based upon the covered employee being continuously employed through the end of the period over which the performance goals are measured. The 2017 performance-based RSU award vests as follows: one-third of the target performance-based RSUs shall vest on each of December 31, 2017, 2018 and 2019. Vesting of performance-based RSUs is subject in each case to the Compensation Committee’s certification of achievement of specified performance targets no later than March 31 of the year following the vesting date, with an achievement threshold of 70% and a maximum of 130% and a performance payout threshold of 50% and maximum of 150%. The 2017 portion was based on a one-year target return on invested capital (“ROIC”) performance of 2%. Invested capital is calculated net of cash in excess of operating requirements and return is based on pre-tax net income before interest. The Compensation Committee set or will set performance targets for the 2018 and 2019 portions in the first quarter of each such year.

In March 2017, the INSW Compensation Committee approved the following long-term incentive award date values for Ms. Zabrocky and Messrs. Pribor and Small:

Incumbent	Total Grant Date Value	Stock Options	Time-Based RSUs	Performance- Based RSUs
Lois K. Zabrocky	$525,000	$175,000	$175,000	$175,000
Jeffrey D. Pribor	$450,000	$150,000	$150,000	$150,000
James D. Small III	$475,000	$158,333	$158,333	$158,333

In August 2017, the INSW Compensation Committee approved the following long-term incentive award value for Messrs. Solon and Nugent:

Incumbent	Total Grant Date Value	Stock Options	Time-Based RSUs	Performance- Based RSUs
Derek G. Solon	$194,012	$64,671	$64,671	$64,671
William F. Nugent	$182,235	$60,745	$60,745	$60,745

The time-based RSUs and stock options vest one third each on the anniversary dates of March 29, 2017 and August 3, 2017, respectively. The 2017 performance-based RSU awards vest as follows: (i) one-third of the target performance-based RSUs shall vest on December 31, 2019, subject to INSW’s three-year cumulative earnings per share (“EPS”) performance; (ii) one-third of the target performance-based RSUs shall vest on December 31, 2019, subject to INSW’s three-year ROIC performance; and (iii) one-third of the target PRSUs will vest on December 31, 2019 to INSW’s three-year total shareholder return (“TSR”) performance relative to that of a performance peer group. Vesting is subject in each case to the Compensation Committee’s certification of achievement of the performance targets no later than March 15, 2020. The funding formulas applicable to the performance-based RSUs are as follows:

Cumulative EPS and ROIC	Threshold	Target	Maximum
Performance Achievement	70%	100%	130%
Payout	50%	100%	150%
TSR	Threshold	Target	Maximum
Performance Achievement	25th Percentile	50th Percentile	90th Percentile
Payout	50%	100%	150%

Upon termination of employment for any reason, all unvested performance-based RSUs will be forfeited unless the NEO’s employment agreement provides otherwise.

Pursuant to the terms of the Employee Matters Agreement, outstanding equity awards previously made to Ms. Zabrocky and to Mr. Small by OSG prior to the Spin-Off were assumed by INSW and the terms of those awards were appropriately adjusted pursuant to the terms thereof and of the Employee Matters Agreement to reflect the issuance of INSW stock.

Time-based RSUs previously granted in the 2014, 2015 and 2016 period vest ratably on each of the first three anniversaries of the date of award. The stock options issued to our NEOs in 2014, 2015 and 2016 have a ten-year term and vest ratably on each of the first three anniversaries of the date of award. In each case, awards made in 2014 were fully vested by December 31, 2017. Performance-based RSUs may be earned based on performance relative to pre-established goals for the applicable performance periods. For the initial award of performance-based RSUs on October 12, 2015, the OSG Compensation Committee reserved the right to choose different performance measures and targets applicable to the performance-based RSUs before March 31 of each year (2015, 2016 and 2017). For 2017, the INSW Compensation Committee determined that the performance measure would be ROIC with a target ROIC of 2% for the year ending December 31, 2017. In addition, for the initial award of performance-based RSUs on March 29, 2017 to Mr. Pribor, the INSW Compensation Committee reserved the right to choose different performance measures and targets applicable to the performance-based RSUs before March 31 of each year (2017, 2018 and 2019) and for 2017 determined that the performance measure would be ROIC with a target ROIC of 2% for the year ending December 31, 2017. For 2017, the actual ROIC result was 2.77%. Therefore, for Ms. Zabrocky and Mr. Small 130% of the target performance-based RSUs awarded vested upon certification of this result, and for Mr. Pribor 150% of the target performanced-based RSUs awarded vested upon certification of this result, which in each case occurred in 2018.

The grant date value of the 2017 tranche of the 2015 performance-based RSU grants at target for Ms. Zabrocky and Mr. Small was $44,669 and $111,681, respectively. The 2017 tranche of the 2017 performance-based RSU grant value for Mr. Pribor was $227,303.

Upon termination, all unvested performance based RSUs will be forfeited unless the NEO’s respective employment agreement provides otherwise.

2018 Compensation Decisions

Base Salary:

Base salaries for Ms. Zabrocky increased from $525,000 to $600,000, for Mr. Solon from $277,160 to $285,475, and for Mr. Nugent from $260,377 to $273,500 from their 2017 levels. Base salaries for Messrs. Pribor and Small remained at their 2017 level because the Compensation Committee determined that their current base salaries were competitive and that no changes were required for 2018. The INSW NEOs earn annualized base salaries that are commensurate with their positions as named executive officers of a public company and which will provide a steady source of income sufficient to permit these officers to focus their time and attention on their work duties and responsibilities.

Annual Incentive Decisions

The design of INSW’s 2018 annual incentive plan is generally consistent with INSW’s 2017 annual cash incentive plan. In 2018, pursuant to the terms of their employments agreements with the Company, Ms. Zabrocky and Messrs. Pribor and Small will have a target annual incentive bonus equal to 100% of their base salaries (as was the case in 2017). Messrs. Solon and Nugent will each have a target annual incentive bonus of 70% in 2018 as was the case in 2017.

Long-Term Equity Awards

In 2018, the Compensation Committee awarded each of the NEOs with equity grants with a fair value as of the grant date of approximately (1) for Ms. Zabrocky, 200% of her base salary; (2) for Mr. Pribor, 150% of his base salary; (3) for Messrs. Small, Solon and Nugent, 100% of their respective base salaries. These equity grants were divided equally among time-based RSUs, stock options and performance-based RSUs.

If elected as a director, Ms. Zabrocky, as President and CEO, would not receive additional compensation for services as a director of the Company.

Employment Agreements with the NEOs

Employees of INSW Classified as NEOs of INSW for 2017

INSW has employment agreements with Ms. Zabrocky and Messrs. Pribor and Small. Under the terms of those agreements, Ms. Zabrocky and Messrs. Pribor and Small are entitled to certain compensation arrangements and severance benefits as detailed in the paragraphs below. In addition, although Messrs. Solon and Nugent do not have formal contractual employment agreements with INSW, they are also entitled to certain compensation arrangements and severance benefits. In addition, each NEO (whether or not his or her employment relationship with INSW is governed by a formal contractual employment agreement) is entitled to vacation in accordance with INSW policy, and each of them participates in medical, dental and life insurance, retirement and other benefit plans as may be in effect from time to time.

Under the terms of the employment agreements for Ms. Zabrocky and Messrs. Pribor and Small, if an executive’s employment is terminated by INSW for any reason or terminated voluntarily by the executive, he or she is entitled to the following payments (“Accrued Payments”): (i) any earned, unpaid base salary through the date of termination, (ii) any earned, unpaid annual bonus applicable to the performance year prior to the termination, (iii) payment for any accrued, but unused vacation through the date of termination and (iv) reimbursement of any business expenses not reimbursed as of the date of termination. If any such executive’s employment is terminated by reason of death or permanent disability, INSW will pay the Accrued Payments to the executive or the executive’s estate, and INSW will vest any non-performance-based equity previously granted to the executive that has not yet vested.

On September 29, 2014, OSG entered into an employment agreement with Ms. Zabrocky to serve as the Co-President and Head of the International Flag Strategic Business Unit, which was assumed by INSW. Under this agreement, Ms. Zabrocky’s annual salary was $525,000 and her Target Bonus was set at 150% of annual salary. The agreement also provides for the possibility of annual equity grants at the discretion of the Board upon recommendation from the compensation committee. Ms. Zabrocky’s agreement further provides for severance benefits in the event of termination without cause or resignation with good reason as follows: (i) salary continuation for a period of 24 months and (ii) a lump sum payment in the amount equal to her Target Bonus in effect for the year of termination. On March 30, 2016, OSG and Ms. Zabrocky executed an amendment to her employment agreement. This amendment changed Ms. Zabrocky’s title to Senior Vice President and President of International Flag SBU. The amendment also reduced the Target Annual Bonus from 150% to 125% of annual salary in 2016 and from 125% to 100% in 2017 and thereafter. The amendment also provided an equity grant to Ms. Zabrocky in the amount of $525,000 for 2016 and an amount equal to her base salary for 2017 and thereafter. The structure of the 2017 award is discussed above. The amendment also adjusted the severance benefits provided under the employment agreement in the event of termination without cause or resignation with good reason as follows: (i) a lump sum payment in the amount equal to 150% of her base salary in effect for the year of termination if separation occurs prior to January 1, 2018 and (ii) accelerated vesting of all unvested equity (performance-based grants shall vest at target levels). On August 3, 2016, Ms. Zabrocky and OSG entered into a subsequent amendment to her employment agreement. This amendment adjusted the severance benefits provided in the event of termination without cause or resignation with good reason: Ms. Zabrocky will receive salary continuation for 24 months and also a lump sum payment in an amount depending on which year the termination occurs (if in 2017, $1,204,166, in 2018 and beyond, $1,049,999). In addition, all outstanding and unvested options, RSUs and other equity-based grants or cash in lieu of grants that in all cases are not performance-based will vest upon a termination without cause, for good reason, by death or disability. INSW assumed this agreement in its current form effective as of the Spin-Off. On November 7, 2016, OSG and Ms. Zabrocky entered into a further amendment to her employment agreement, providing that she would become President and CEO of INSW as of the closing of the Spin-Off. As of the date of the Spin-Off, Ms. Zabrocky became President and CEO of the Company under the terms above.

On November 9, 2016, we entered into an employment agreement with Mr. Pribor to serve as CFO of the Company. Under his employment agreement, Mr. Pribor’s annual salary is $450,000, his annual Target Bonus is set at 100% of his base salary, and he would be granted a long-term, equity incentive award with a grant-date value of $1,500,000 consisting in equal amounts of stock options, time-based restricted stock units and performance based restricted stock units, vesting over equal portions over a three-year period. Mr. Pribor also received a one-time payment of $150,000 in lieu of his annual bonus and equity grants for his service in fiscal year 2016, and management recommended to the Board that Mr. Pribor be granted equity incentive awards starting in 2017 with a grant-date value equal to 100% of his base salary. The Company also agreed to reimburse Mr. Pribor for reasonable and customary attorney’s fees in connection with the negotiation of his agreement. Mr. Pribor’s agreement provides for severance benefits in the event of termination without cause or resignation with good reason as follows: (i) 12 months’ continuation of annual base salary plus Target Bonus (18 months’ in the event of a change in control); (ii) to the extent not already paid, the $150,000 that Mr. Pribor is entitled to receive in lieu of his annual bonus and equity grants for fiscal year 2016; (iii) a lump sum payment of a pro rata portion of his annual bonus based on actual achievement, calculated by multiplying such bonus by a fraction, the numerator of which is the number of full weeks of employment in the year of termination and the denominator of which is fifty-two; (iv) accelerated vesting of all outstanding awards from his initial grant (with performance-based awards vesting at target); (v) accelerated vesting of all outstanding awards other than his initial grant of unvested options, RSUs and other equity-based grants or cash in lieu of grants (that are not performance-based) that would have vested on the next regularly scheduled vesting date following the termination date; and (vi) a pro-rated portion of all RSUs and other equity-based grants or cash in lieu of grants that are performance-based remain outstanding and eligible to vest, to the extent the applicable performance goals are achieved based on the portion of the performance period in which Mr. Pribor was employed with the Company. All outstanding and unvested options, RSUs, and other equity-based grants or cash in lieu of grants vest upon termination without cause or for good reason within a one-year period following such change in control. INSW assumed this agreement in its current form effective as of the Spin-Off. As of the Spin-Off, Mr. Pribor is Senior Vice President, CFO and Treasurer of the Company.

As of the Spin-Off, Mr. Small became Chief Administrative Officer, Senior Vice President, Secretary and General Counsel of INSW. On February 13, 2015, OSG entered into an employment agreement with Mr. Small to serve as Senior Vice President, Secretary and General Counsel effective March 2, 2015, his hire date with OSG. INSW assumed the agreement between Mr. Small and OSG in its current form effective as of the Spin-Off. In connection with his employment, Mr. Small’s annual salary was $475,000, his annual Target Bonus was set at 150% of his base salary, and he was granted a long-term, equity incentive award with a grant-date value of $1,500,000 consisting in equal amounts of stock options, time-based restricted stock units and performance based restricted stock units, vesting over a three-year period in equal one-third portions. In addition, Mr. Small was paid a sign-on bonus of $150,000. The agreement also states that Mr. Small be granted equity incentive awards with a grant-date value of $600,000 for 2016. His agreement provides for severance benefits in the event of termination without cause or resignation with good reason as follows: (i) salary continuation for a period of 24 months, (ii) a lump sum payment in the amount equal to his Target Bonus in effect for the year of termination, and (iii) accelerated vesting of all unvested equity. On March 30, 2016, OSG and Mr. Small executed an amendment to his employment agreement. This amendment reduced the Target Annual Bonus from 150% to 125% of annual salary in 2016 and from 125% to 100% in 2017. The amendment also provided an equity grant to Mr. Small in the total amount of $900,000 for 2016 and an amount equal to his base salary for 2017 and thereafter. The amendment also adjusted the severance benefits provided under the employment agreement in the event of termination without cause or resignation with good reason as follows: (i) a lump sum payment in the amount equal to 150% of his base salary in effect for the year of termination if separation occurs prior to January 1, 2018 and (ii) accelerated vesting of all unvested equity (performance-based grants shall vest at target levels). On August 3, 2016, Mr. Small and OSG entered into a subsequent amendment to his employment agreement. This amendment adjusted the severance benefits provided in the event of termination without cause or resignation with good reason: Mr. Small will receive salary continuation for 24 months and also a lump sum payment in an amount depending on which year the termination occurs (if in 2017, $1,337,499, in 2018, $1,091,666, in 2019 and beyond, $950,000). In addition, all outstanding and unvested options, RSUs and other equity-based grants or cash in lieu of grants that in all cases are not performance-based will vest upon a termination without cause, for good reason, by death or disability. On November 7, 2016, OSG and Mr. Small entered into a further amendment to his employment agreement, providing that he would become Chief Administrative Officer, Senior Vice President, Secretary and General Counsel of the Company as of the closing of the Spin-Off. As of the date of the Spin-Off, Mr. Small became Chief Administrative Officer, Senior Vice President, Secretary and General Counsel of the Company under the terms above.

The Company’s agreements with Messrs. Solon and Nugent are in the form of the company standard offer letter to all employees other than the employment contracts of Ms. Zabrocky and Messrs. Pribor and Small. Messrs. Solon and Nugent have an additional letter providing for their years of service to be treated as 26 years of service solely with regard to the terms of the INSW severance plan and the specific terms as described in their equity grant letters.

Additional Information

Benefits

In general, INSW provides benefits to its employees that we believe are important to maintaining a competitive total compensation program. Benefits are designed to provide a reasonable level of retirement income and to provide a safety net for protection against the financial concerns and catastrophes that can result from illness, disability or death.

INSW provides a tax-qualified defined contribution employee benefit plan to employees, which for 2018 is the EngagePEO Retirement Savings Plan (the “Savings Plan”). Under the Savings Plan eligible employees may contribute, on a pre-tax basis, an amount up to the limit imposed by the Code. Under the Savings Plan, INSW will match 100% of the first 6% of a participant’s pre-tax contribution (up to the Code limit) which for 2017 was $16,200.

INSW does not currently have any plans that provide for payments or other benefits at, following or in connection with the retirement of our employees, other than the Savings Plan and the INSW SERP (as described in the following paragraph). INSW also assumed OSG’s obligations under the retiree medical plan with respect to those OSG employees who continued to work for the Company after the Spin-Off.

In December 2017, INSW formally adopted the INSW Supplemental Executive Retirement Plan (“INSW SERP”), pursuant to which INSW assumed existing obligations under OSG’s Supplemental Executive Retirement Plan (the “OSG SERP”), which had been assumed in connection with the Spin-Off. Prior to OSG’s Chapter 11 filing, OSG sponsored the OSG SERP. Upon the Chapter 11 filing, account balances under the OSG SERP, including accruals and earnings thereon, were frozen, and OSG discontinued future contributions. In October 2014, OSG decided to pay interest on balances from the time of the Chapter 11 filing until the termination of the participant’s employment at the annual rate of 2.98%. INSW employees who participated in the OSG SERP prior to the Spin-Off (including Ms. Zabrocky) are now participants in the INSW SERP, which remains frozen to new contributions and continues to pay interest on obligations assumed at an annual rate of 2.98%

Risk Mitigation

As previously discussed, the Compensation Committee believes a significant portion of the NEOs’ total compensation should be variable and “at risk,” based upon Company performance, business metrics and individual performance. Performance measures include both financial and operational metrics. To accomplish this, the Compensation Committee uses a balanced weighting of performance measures and metrics in its incentive compensation programs to promote the achievement of its annual operating plan and long-term business strategy, to build long-term stockholder value and to discourage excessive risk taking by eliminating any inducement to over-emphasize one goal to the detriment of others.

To further ensure the Company mitigates excessive risk taking:

•	INSW maintains policies prohibiting insider trading, hedging and pledging of their ownership of its securities by directors and executives;
•	INSW maintains an Incentive Compensation Recoupment Policy for executive officers; and
•	INSW maintains stock ownership guidelines applicable to directors and executive officers of the Company.

Stock Ownership Guidelines

INSW encourages stock ownership by its executives and non-employee directors in order to align their interests with the long-term interests of its stockholders. INSW has adopted stock ownership guidelines for directors and executive officers of the Company. As measured on January 1 of each fiscal year, each director and officer of the Company (including the NEOs) is expected to own a number of shares of INSW common stock priced at the closing price on the last trading day of the prior fiscal year equal to a specified multiple of his or her salary:

•	President and CEO — 5 × base salary
•	Senior Vice Presidents — 2 × base salary
•	Vice Presidents — 1 × base salary
•	Independent. Non-Employee Directors — 3 × annual board service cash retainer

NEOs and independent, non-employee directors are afforded five years from the later of (1) the adoption of the ownership guidelines following the Spin-Off and (2) the time they first received an equity grant from INSW to achieve these ownership guidelines. For purposes of satisfying the guidelines, shares of common stock include stock owned outright by the incumbent, his or her spouse and minor children; time-based restricted stock or RSUs awarded (whether or not vested); vested in-the-money stock options; and shares of stock held for the incumbents’ benefit in any pension or 401(k) plan. Unvested performance based RSUs do not count towards satisfying the guidelines. INSW has only recently become a public company, and its directors and executive officers have continued to make progress towards meeting these ownership guidelines during the Company’s first year of independent operations.

Incentive Compensation Recoupment Policy for Executive Officers

INSW’s Incentive Compensation Recoupment Policy generally provides that if an executive officer, including any NEO, receives cash or equity-based incentive compensation based on the achievement of a performance metric and the Board commenced action to restate the calculation of such performance metric within five fiscal years due to a material misstatement or inaccuracy, INSW may require such executive officer to repay all or a portion of the amounts of such incentive compensation that the Board in good faith determines would not have been payable if not for the material misstatement or inaccuracy. The five-year look back limitation does not apply where the Board determines that the executive officer’s fraud, misconduct, negligence or other knowing actual involvement was a contributing factor to the need for the restatement. The INSW Compensation Committee is monitoring the proposed regulations under the Dodd-Frank Act relating to incentive compensation recoupment and will amend the policy to the extent necessary to comply with the Dodd-Frank Act.

Hedging, Pledging and Insider Trading

INSW’s insider trading policy prohibits its directors and employees from hedging their ownership of its securities, including investing in options, puts, calls, short sales, futures contracts or other derivative instruments relating to its securities or pledging securities directly owned by them, regardless of whether such directors and employees have material nonpublic information about INSW. In addition, the insider trading policy prohibits INSW directors and employees from purchasing or selling its securities while in possession of material nonpublic information or otherwise using such information for their personal benefit. Directors and employees are permitted to enter into trading plans under Rule 10b5-1 under the 1934 Act. With the approval of INSW’s General Counsel, a 10b5-1 Plan may be entered into during a time when the equity participant is not in possession of material, non-public information. These plans are intended to aid the equity participants in diversifying their portfolios without violating federal securities laws.

Report of the Compensation Committee

The Compensation Committee, comprised entirely of independent Directors (as defined under U.S. securities laws, NYSE listing standards and applicable guidelines under the Code), has reviewed the CD&A included in this Proxy Statement and discussed that CD&A with management. Based on its review and discussion with management, the Compensation Committee approved the CD&A and recommended to the INSW Board of Directors that the CD&A be included in this Proxy Statement.

Compensation Committee:

Timothy J. Bernlohr, Chairman
Randee E. Day
Ty E. Wallach

In accordance with the rules of the SEC, the report of the Compensation Committee does not constitute “soliciting material” and is not incorporated by reference in any filings with the SEC made pursuant to the Securities Act of 1933, as amended (the “1933 Act”), or the 1934 Act.

Summary Compensation Table

The following Summary Compensation Table includes individual compensation information for services in all capacities for the Company and prior to Spin-Off, OSG, received by the individuals identified as NEOs of the Company.

Name and Principal Position	Year	Salary(1)	Bonus	Stock Awards(2)(3)	Option Awards(2)	Non-Equity Incentive Plan Compensation(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation(5)	Total
Lois Zabrocky President and Chief Executive Officer	2017	$525,000	$—	$394,669	$174,993	$554,439	$—	$36,465	$1,685,566
	2016	$525,000	$525,000	$390,411	$186,824	$629,713	$—	$41,248	$2,298,196
	2015	$525,000	$—	$54,564	$—	$929,250	$—	$44,702	$1,553,516

Jeffrey D. Pribor Senior Vice President, Chief Financial Officer and Treasurer	2017	$450,000	$—	$1,300,000	$798,648	$476,321	$—	$24,532	$3,049,501
	2016	$58,846	$150,000	$—	$—	$—	$—	$—	$208,846

James D. Small III Senior Vice President, Chief Administrative Officer, Secretary and General Counsel	2017	$475,000	$—	$428,348	$158,335	$490,556	$—	$25,556	$1,577,794
	2016	$475,000	$—	$701,026	$320,270	$558,363	$—	$38,737	$2,093,396
	2015	$401,923	$150,000	$664,102	$503,597	$844,757	$—	$18,250	$2,582,629

Derek G. Solon Vice President and Chief Commercial Officer	2017	$277,160	$—	$129,341	$64,665	$208,279	$—	$36,465	$715,910

William F. Nugent VP & Head of International Fleet Operations	2017	$260,337	$—	$121,491	$60,747	$194,785	$—	$35,932	$673,292
(1)	The salary amounts reflect the actual salary received during the year.
(2)	These amounts represent the aggregate grant date fair value of equity awards granted in the specified fiscal year as calculated pursuant to FASB ASC Topic 718. In 2017, Ms. Zabrocky, Messrs. Pribor and Small received time based equity awards. One third of these awards vests on each of the first, second and third anniversaries of March 29, 2017. Additionally, Mr. Pribor received a time-based initial equity award of which one-third of the award vests on each of the first, second and third anniversaries of December 31, 2016. Messrs. Solon and Nugent received time-based equity awards. One third of these awards vests on each of the first, second and third anniversaries of August 3, 2017. Ms. Zabrocky and Messrs. Pribor and Small received stock option awards on March 29, 2017. One third of each stock option award vests and becomes exercisable on each of the first, second and third anniversaries of March 29, 2017. Additionally, Mr. Pribor received a stock option award on February 14, 2017. One-third of each stock option award vests and becomes exercisable on each of the first, second and third anniversaries of December 31, 2016. Messrs. Solon and Nugent received stock options on August 3, 2017. One-third of these awards vests on each of the first, second and third anniversaries of August 3, 2017.
(3)	In 2015, Ms. Zabrocky and Mr. Small, received performance-based RSU grants on October 12, 2015. One third of each performance award vests on December 31, 2015, 2016 and 2017, subject in each case to the respective Committee’s (OSG for the 2015 and 2016 grants and INSW for the 2017 grants) certification of achievement of the performance measures and targets no later than each March 31 following the respective date of vesting. Settlement of the vested performance-based RSUs may be in either shares of common stock or cash, as determined by the Compensation Committee in its discretion, and shall occur as soon as practicable following the respective Committee’s certification of the achievement of the applicable performance measures and targets for 2017 and in any event no later than April 30, 2018. The number of target performance-based RSUs, shall be subject to an increase or decrease depending on performance against the applicable performance measures and targets with the maximum number of RSUs vesting equivalent to 130% of the RSUs awarded. Since performance targets are set annually each tranche of the award is considered to be a separate grant. The 2017 amounts in this column represent the aggregate grant date fair value of the 2017 tranche of each such performance-based RSU award at target, calculated in accordance with accounting guidance, as follows: Ms. Zabrocky — $44,669, Mr. Small — $111,681. In 2017, Ms. Zabrocky and Messrs. Pribor and Small received performance-based RSU grants on March 29, 2017. Messrs. Solon and Nugent received performance-based RSU grants on August 3, 2017. The performance awards vest in full on December 31, 2019, subject to the Compensation Committee’s certification of achievement of the performance measures and targets. Settlement of the performance-based RSUs may be either in shares of common stock or cash, as determined by the Compensation Committee in its discretion, and shall occur as soon as practicable following the Compensation Committee’s certification of the achievement of the applicable performance measures and targets for 2019 and in any event no later than March 15, 2020. The number of performance-based RSUs shall be subject to an increase or decrease depending on performance against the applicable performance measures and targets with the maximum number of performance-based RSUs vesting equivalent to 150% of the RSUs awarded. The 2017 amounts in this column represent the aggregate grant date fair value of the performance-based RSU award at target, calculated in accordance with accounting guidance, as follows: Ms. Zabrocky — $175,000, Mr. Pribor — $150,000, Mr. Small — $158,333, Mr. Solon — $64,665 and Mr. Nugent — $60,747. Additionally, as part of his initial grant, Mr. Pribor also received a performance based RSU grant on March 29, 2017 with one-third of the performance award vesting on each anniversary of December 31, 2016 subject in each case to the Compensation Committee’s certification of the performance measures and targets no later than each March 31st following the respective date of vesting. Settlement of the vested performance-based RSUs may be in either shares of common stock or cash, as determined by the Compensation Committee in its discretion, and shall occur as soon as practicable following the Committee’s certification of the achievement of the applicable performance measures and targets for 2017 and in any event no later than March 31, 2020. The number of performance-based RSUs, shall be subject to an increase or decrease depending on performance against the applicable performance measures and goals with the maximum number of RSUs vesting equivalent to 150% of the RSUs awarded. Since performance targets are set annually each tranche of the award is considered to be a separate grant. Of the amounts in this column, $277,303 represents the aggregate grant date fair value of the 2017 tranche of each such performance RSU award at target, calculated in accordance with accounting guidance.

(4)	The amounts in this column for 2017, 2016 and 2015 reflect the amounts paid in 2018, 2017 and 2016 under the Company’s Cash Incentive Compensation Plan for performance in 2017, 2016, and 2015, respectively.
(5)	See the “All Other Compensation Table” below for additional information.

All Other Compensation Table

The following table describes each component of the All Other Compensation column for 2017 in the Summary Compensation Table.

Name	Savings Plan Matching Contribution(1)	Qualified Defined Contribution Plan	Life Insurance Premiums(2)	Other(3)	Total
Lois K. Zabrocky	$16,200	$—	$936	$19,329	$36,465
Jeffrey D. Pribor	$9,450	$—	$936	$14,146	$24,532
James D. Small III	$16,200	$—	$936	$8,430	$25,566
Derek G. Solon	$16,200	$—	$936	$19,329	$36,465
William F. Nugent	$15,667	$—	$936	$19,329	$35,932
(1)	Constitutes INSW’s matching contributions under the INSW Savings Plan.
(2)	Life insurance premiums represent the cost of term life insurance paid on behalf of the NEO.
(3)	Includes the following amounts for each NEO under plans and arrangements generally maintained by us for all employees (other than “umbrella” liability insurance coverage): (a) medical and dental coverage premiums of $16,615 for Ms. Zabrocky, Messrs. Pribor, $11,432, Small, $5,716, Solon, $16,615, Nugent, $16,615, (b) long-term and short-term disability plan premiums for each NEO of $1,326; (c) a premium for excess liability insurance coverage for each NEO of $1,388.

Grants of Plan-Based Awards

This following table lists the INSW equity grants made in fiscal year 2017 to the NEOs granted under the MICP.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Stock Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(2)
Name	Grant Date		Threshold	Target	Maximum	Threshold (#)	Target (#)	Maximum (#)
Lois K. Zabrocky	3/29/2017		$262,500	$525,000	$787,500	6,208	11,482	16,756	9,147	20,348	$19.13	$595,415
Jeffrey D. Pribor	3/29/2017		$225,000	$450,000	$675,000	3,921	7,841	11,762	7,841	17,442	$19.13	$460,610
	2/14/2017	(3)	$—	$—	$—	17,823	35,646	53,469	35,646	79,491	$18.21	$638,714
James D. Small III	3/29/17		$237,500	$475,000	$712,500	8,225	14,114	20,003	8,276	18,411	$19.13	$631,353
Derek G. Solon	8/3/17		$97,006	$194,012	$291,018	1,442	2,884	4,326	2,884	6,486	$22.42	$200,871
William F. Nugent	8/3/17		$91,118	$182,236	$273,354	1,355	2,709	4,064	2,709	6,093	$22.42	$188,711
(1)	In 2015, Ms. Zabrocky and Mr. Small received a performance-based RSU grant on October 12, 2015. One third of each performance award vested on each of December 31, 2015, 2016 and 2017, subject in each case to the Compensation Committee’s certification of achievement of the performance measures and targets no later than each March 31 following the respective date of vesting. Settlement of the vested RSUs may be in either shares of common stock or cash, as determined by the Compensation Committee in its discretion, and shall occur as soon as practicable following the Compensation Committee’s certification of the achievement of the applicable performance measures and targets for 2017 and in any event no later than April 30, 2018. The number of target RSUs shall be subject to an increase or decrease depending on performance against the applicable performance measures and targets with the maximum number of RSUs vesting equivalent to 130% of the RSUs awarded. Since performance targets are set annually each tranche of the award is considered to be a separate grant. The numbers shown in the table represent the 2017 tranche of each such performance-based RSU award for which performance targets were established on March 29, 2017. Compensation expense recognized with respect to the performance award vesting on December 31, 2017 is based upon achievement level of 130% of the Target RSUs. In addition, in 2017, Ms. Zabrocky and Messrs. Pribor and Small received performance-based RSU grants on March 29, 2017 and Messrs. Solon and Nugent received performance-based RSU grants on August 3, 2017. These performance awards vest in full on December 31, 2019, subject to the Compensation Committee’s certification of achievement of the performance measures. Settlement of the performance-based RSUs may be either in shares of common stock or cash, as determined by the Compensation Committee in its discretion, and shall occur as soon as practicable following the Compensation Committee’s certification of the achievement of the applicable performance measures and targets for 2019 and in any event no later than March 15, 2020. The number of performance target RSUs shall be subject to an increase or decrease depending on performance against the applicable performance measures and targets with the maximum number of performance-based RSUs vesting equivalent to 150% of the RSUs awarded. In 2017, Mr. Pribor also received a second performance-based RSU grant on March 29, 2017 as part of his initial grant. One third of the performance award will vest on each of December 31, 2017, 2018 and 2019, subject in each case to the Compensation Committee’s certification of achievement of the performance measures and targets no later than each March 31 following the respective date of vesting. Settlement of the vested RSUs may be in either shares of common stock or cash, as determined by the Compensation Committee in its discretion, and shall occur as soon as practicable following the Compensation Committee’s certification of the achievement of the applicable performance measures and targets for 2019 and in any event no later than March 31, 2020. The number of target RSUs shall be subject to an increase or decrease depending on performance against the applicable performance measures and targets with the maximum number of RSUs vesting equivalent to 150% of the RSUs awarded. Since performance targets are set annually each tranche of the award is considered to be a separate grant. The numbers shown in the table represent the 2017 tranche of each such performance-based RSU award for which performance targets were established on March 29, 2017.
(2)	For information with respect to grant date fair values, see Note 13, “Capital Stock and Stock Compensation,” to INSW’s consolidated financial statements included in INSW’s Annual Report on Form 10-K for the year ended December 31, 2017.
(3)	These awards were made pursuant to the terms of Mr. Pribor’s employment agreement.

Outstanding Equity Awards at Fiscal Year-End

The following table lists outstanding INSW equity awards at December 31, 2017 for NEOs under the MICP.

Name	Option Awards						Stock/RSU Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) Unexercisable	Options Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested (#)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(1)
Lois K. Zabrocky	14,942	—		—	$30.93	9/29/2024	—		$—	—	(4)	$43,104	(4)
	8,158	16,316	(2)	—	$19.04	3/30/2026	6,129	(3)	$113,141	9,193	(6)	$169,703
	—	20,348	(5)	—	$19.13	3/29/2027	9,147	(7)	$168,854	9,147	(8)	$168,854

Jeffrey D. Pribor	26,497	52,994	(10)	—	$18.21	2/14/2027	23,764	(15)	$438,683	23,764	(14)	$438,683
	—	17,442	(5)	—	$19.13	3/29/2027	7,841	(7)	$144,744	7,841	(8)	$144,744

James D. Small III	28,301	14,151	(11)	—	$27.54	3/02/2025	5,838	(13)	$107,769	—	(4)	$107,769	(4)
	13,986	27,970	(2)	—	$19.04	3/30/2026	10,507	(3)	$193,959	15,762	(6)	$290,966
	—	18,411	(5)	—	$19.13	3/29/2027	8,276	(7)	$152,775	8,276	(8)	$152,774

Derek G. Solon	—	6,486	(9)	—	$22.42	8/03/2027	2,884	(12)	$53,238	2,884	(8)	$53,238

William F. Nugent	—	6,093	(9)	—	$22.42	8/03/2027	2,709	(12)	$50,008	2,709	(8)	$50,008
(1)	Based on the closing price of INSW common stock of $18.46 on December 31, 2017.
(2)	The option to purchase these shares of common stock was granted pursuant to the 2014 OSG Management Incentive Compensation Plan and assumed by INSW in connection with the Spin-Off. The unvested options vest and become exercisable as to one half of such shares on March 30, 2018 and March 30, 2019, subject to accelerated vesting in the event of termination of employment.
(3)	Of these RSUs, one half vest on March 30, 2018 and March 30, 2019, subject to accelerated vesting in the event of termination of employment.
(4)	These performance-based RSUs vested on December 31, 2017, subject to the Compensation Committee’s certification of achievement of the performance measure, which occurred in 2018.
(5)	The unvested options vest and become exercisable as to one third of such shares on each of the first three anniversaries of March 29, 2017.
(6)	These performance-based RSUs will vest on December 31, 2018 subject to performance achievement. The performance-based RSUs have a maximum result of 150%.
(7)	Of these RSUs one-third vest on each of the first three anniversaries of March 29, 2017 and subject to accelerated vesting on the event of termination of employment.
(8)	These performance-based RSUs will vest on December 31, 2019, subject to performance achievement. The performance RSUs have a maximum result of 150% of target.
(9)	The unvested options vest and become exercisable as to one third of such shares on each of the first three anniversaries of August 3, 2017.
(10)	The unvested options vest and become exercisable as to one half of such shares on December 31, 2018 and one-half on December 31, 2019.
(11)	The option to purchase these shares of common stock was granted pursuant to the 2014 OSG Management Incentive Compensation Plan. All unvested options became exercisable on March 2, 2018.
(12)	Of these RSUs one-third vest on each of the first three anniversaries of August 3, 2017, subject to accelerated vesting in the event of involuntary termination of employment, including a termination without cause or a resignation with good reason within the twelve months following a change in control.

(13)	Of these RSUs, all vested on March 2, 2018.
(14)	Of these performance-based RSUs, one-half vest on each of December 31, 2018 and December 31, 2019, subject to performance achievement. The performance RSUs have a maximum result of 150% of target.
(15)	Of these RSUs, half vest on each of December 31, 2018 and December 31, 2019.

Option Exercises and Stock Vested

The following table provides information as of December 31, 2017 concerning the exercises of INSW stock options and the vesting of stock awards by the NEOs in INSW common stock. This table includes exercised and vested INSW stock option and stock awards. The market value of the stock awards is based on the closing market price of the Company’s common stock as of December 31, 2017, which was $18.46 per share.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting
Lois K. Zabrocky	—	—	8,178	$150,966
Jeffrey D. Pribor	—	—	29,705	$548,354
James D. Small III	—	—	18,679	$344,814
Derek G. Solon	—	—	2,335	$43,104
William F. Nugent	—	—	2,335	$43,104
(1)	For Ms. Zabrocky and Messrs. Pribor and Small, each NEO’s respective performance-based RSU tranche vested on December 31, 2017. The formal certification of the achievement of the performance measure by the Compensation Committee occurred in 2018. Ms. Zabrocky and Mr. Small’s (2017 tranche of the 2015 grant) performance-based RSU tranche vested at 130% for a total of 3,036 and 7,589 respectively. Mr. Pribor’s (2017 tranche of the 2017 grant) performance-based RSU tranche vested at 150% for a total of 17,823. Additionally, Ms. Zabrocky had RSUs of 3,064 and 2,079 vest on March 30, 2017 and September 29, 2017, respectively. Additionally, Mr. Pribor had 11,882 RSUs vest December 31, 2017. Additionally, Mr. Small had RSUs of 5,837 and 5,253 vest on March 2, 2017 and March 30, 2017, respectively. Messrs. Solon and Nugent had RSUs vest on December 19, 2017.

Nonqualified Deferred Compensation

The following table provides information with respect to the deferral of compensation on a non-tax qualified basis to the INSW Supplemental Plan for each NEO. The Supplemental Plan provides for interest at an annual rate of 2.98% through the termination date of the participant. The plan is frozen to new participants.

Name	Executive Contributions in 2017	Company Contributions on 2017	Aggregate Earnings/ Losses in 2017(1)	Aggregate Withdrawals/ Spin-Offs in 2017	Aggregate Balance at December 31, 2017
Lois K. Zabrocky	$—	$—	$4,937	$—	$191,011
Jeffrey D. Pribor	$—	$—	$—	$—	$—
James D. Small III	$—	$—	$—	$—	$—
Derek G. Solon	$—	$—	$—	$—	$—
William F. Nugent	$—	$—	$—	$—	$—
(1)	The aggregate earnings constitute accrued interest for the calendar year ended December 31, 2017. There were no executive or INSW contributions in 2017.

Potential Payments Upon Termination or Change in Control

The following table discloses the amounts that would have been payable to each NEO upon termination of their employment, assuming for this purpose that such termination occurred on December 31, 2017. At December 31, 2017, no NEO was eligible for normal retirement at age 65. The table excludes amounts payable pursuant to the INSW Supplemental Plan and pursuant to plans that do not discriminate in favor of executive officers and that are generally available to all salaried employees, such as the Savings Plan.

Event(1)	Lois K. Zabrocky	Jeffrey D. Pribor		James D. Small III	Derek G. Solon	William F. Nugent
Involuntary Termination Without Cause or Voluntary Resignation for Good Reason, Including in Connection with a Change in Control
Cash Severance Payment(2)	$1,050,000	$450,000		$950,000	$277,160	$260,337
Pro Rata Bonus Payment(3)	$787,500	$450,000		$712,500	$0	$0
Bonus Payment(4)	$0	$0		$0	$194,012	$182,236
Equity Awards(5)	$281,995	$978,338		$454,503	$0	$0
Lump Sum Payment	$1,204,166	$0		$1,337,499	$0	$0
Total	$3,323,661	$1,878,338		$3,454,503	$471,172	$442,573

Death/Disability
Pro Rata Bonus Payment	$0	$450,000	(6)	$0	$0	$0
Equity Awards	$0	$0		$0	$0	$0
Total	$0	$450,000		$0	$0	$0
(1)	The values in this table reflect estimated payments associated with various termination scenarios.
(2)	This reflects a cash severance payment equal to 24 months of base salary for Ms. Zabrocky and Mr. Small. Mr. Pribor is entitled to receive 18 months of base salary if the separation is for good reason and due to a change in control or (as shown) 12 months if the separation is for good reason and not due to a change in control. Messrs. Solon and Nugent are entitled to 12 months of base salary if the separation is for “good reason”.
(3)	For Ms. Zabrocky and Messrs. Pribor and Small a pro-rata target bonus provided for in their respective employment agreements is considered earned if termination occurs on the last business day of the year. For Mr. Pribor if no bonus payment is made to other executive officers of the Company in respect of the year in which the separation from service occurs due to business unit and company performance objectives not being met, then no amount shall be payable to him.
(4)	Messrs. Solon and Nugent are to receive a 12 month bonus at target for the year if terminated.
(5)	For Ms. Zabrocky and Mr. Small all option shares and time based RSUs (and any other equity based grant or cash in lieu of grants that is not performance based) granted to Ms. Zabrocky and Mr. Small, to the extent not otherwise vested, shall vest as of the separation date, as applicable. The unvested performance-based RSUs will be forfeited in the event of termination. As of December 31, 2017, all options for Ms. Zabrocky and Messrs. Small, Solon and Nugent were considered underwater and were therefore not included in the calculation. Mr. Pribor would be entitled to the vesting of the remaining portions of his initial grant which includes 23,764 shares for his RSUs, 23,764 for his performance RSUs and 52,994 for his stock options. Given a strike price for the options of $18.21 and a vesting price of $18.46 on December 29, 2017, the total for the initial grant of all three equity awards is $890,615. For Mr. Pribor (per his agreement) the March 29, 2017 grant for RSUs one-third, 2,613, were considered to vest totaling $48,248. For performance RSUs the number of unvested units, 2,613 at a rate of $18.46 are multiplied by the number of weeks worked, 39 divided by the term of the grant 143 weeks for a total value of $39,475. The total for the 2017 grant for RSUs and performance-based RSUs is $87,723. His stock options for this grant were considered underwater. Messrs. Solon and Nugent would be entitled to vesting of the unvested time based RSUs and unvested stock options if the separation is for “good reason” and within 12 months of a “change in control”, otherwise the unvested RSUs and unvested stock options shall immediately be forfeited (as reflected above). For Messrs. Solon and Nugent all performance RSUs shall immediately be forfeited on the separation date.
(6)	Upon Mr. Pribor’s disability, Mr. Pribor, or in the case of his death, his estate, is entitled to receive his annual bonus at target for the year of termination. At December 31, 2017, Mr. Pribor was entitled to $450,000 if the disability occurred on the last business day of the year.

Pay Ratio Disclosure

The compensation of the Company’s median employee (“Median Employee”) was determined by reviewing the amount of compensation paid to each of the Company’s employees as of December 31, 2017, which employees are located in its New York, Houston and European offices (approximately 40 (not including the CEO) employees in 2017) and the seafarers employed on its vessels (approximately 1,536 employees in 2017). The Company’s seafarers are hired by its technical manager acting as agent for the individual ship owning companies, each of which is a subsidiary of the Company, and include employees from various non-U.S. jurisdictions, including in particular the Philippines and Eastern Europe. In determining the compensation paid to the Median Employee, the Company used the data as shown in its payroll records including base salary, bonuses, seniority payments, performance bonuses, welfare costs, healthcare payments and other benefits paid by or on behalf of the Company. While the number of days worked by the Company’s seafarers ranged from approximately 14 to 43 weeks in 2017, the Median Employee worked approximately 32 weeks. Our CEO had annual total compensation of $1,685,566 and our Median Employee had annual total compensation of $24,868. Therefore, our CEO’s annual total compensation is 68 times that of the median of the annual total compensation of all our employees.

INSW Compensation Committee Interlocks and Insider Participation

No member of the INSW Compensation Committee was, during fiscal year 2017, an officer or employee of INSW or was formerly an officer of INSW. None of INSW’s executive officers served on any board of directors or compensation committee of any other company for which any of INSW’s directors served as an executive officer at any time during fiscal 2017. Please see “Information About the Board and Corporate Governance — Related Party Transactions” above for the Company’s policy on related person transactions.

DIRECTOR COMPENSATION

During 2017, the Company’s non-executive Chairman of the Board received an annual cash retainer of $172,000 and each of the Company’s other non-employee directors received an annual cash retainer of $80,000, except as described below. The Chairman of each of the Audit Committee, the Compensation Committee and the Governance Committee received an additional cash retainer of $20,000, $20,000 and $13,000 respectively. Each member of the three committees (other than the committee Chairman) received an additional cash retainer of $10,000, except that members of the Governance Committee received an additional cash retainer of $6,500. No director earned any fee for attending any Board meeting or Board committee meeting. The Company reimburses directors for their reasonable travel and lodging expenses in attending Board and Board committee meetings.

Mr. Kronsberg has instructed the Company to pay all cash compensation (cash and equity) for his service as a director to his employer, CCP, at this time. Mr. Wallach has agreed to waive all compensation (cash and equity) for his service as a director at this time.

Under the International Seaways, Inc. Non-Employee Director Incentive Compensation Plan, the Board has discretion to grant various types of equity-based awards to directors. On June 8, 2017, the Board granted the non-Executive Chairman of the Board 8,986 shares of Common Stock having a fair market value of $180,000 and granted each other non-employee director, except as described above, and Mr. Kronsberg’s employer, CCP (and not Mr. Kronsberg), 4,992 shares of Common Stock having a fair market value of $100,000, in each case vesting on the earlier of (a) June 7, 2018 and (b) the date of the Annual Meeting of Stockholders of the Company in 2018, subject to the director continuing to provide services to the Company as of such date.

The following table shows the total compensation paid to the Company’s non-employee directors during 2017:

	Fees earned or Paid in Cash ($)(1)	Stock Awards ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Timothy J. Bernlohr	106,500	100,000	—	—	206,500
Ian T. Blackley	80,000	100,000	—	—	180,000
Randee E. Day	100,000	100,000	—	—	200,000
David I. Greenberg(2)	58,291	100,000	—	—	158,291
Joseph I. Kronsberg(3)	80,000	100,000	—	—	180,000
Ronald Steger(4)	51,500	—	—	—	51,500
Chad L. Valerio(4)	40,000	—	—	—	40,000
Ty E. Wallach(5)	—	—	—	—	—
Douglas D. Wheat	172,000	180,000	—	—	352,000
Gregory A. Wright	106,500	100,000	—	—	206,500
(1)	Consists of annual Board fees, annual Board Chairman and annual Chairman of the Audit, Compensation and Governance Committees fees, and annual committee member fees.
(2)	Mr. Greenberg was elected a Director of the Company on June 7, 2017 at the Annual Meeting of Stockholders in 2017.
(3)	In accordance with Mr. Kronsberg’s instruction, all compensation for his service as a director was paid to his employer, CCP, for 2017.
(4)	Each of Messrs. Steger and Valerio ceased to serve as a director of the Company on June 7, 2017, the date of the Annual Meeting of Stockholders in 2017.
(5)	Mr. Wallach agreed to waive all compensation for his service as a director for 2017.

All directors’ cash compensation is payable quarterly in advance.

Director Stock Ownership Guidelines

The Company encourages stock ownership by directors in order to align interests of directors with the long-term interests of the Company’s stockholders. To further stock ownership by directors, the Board believes that regular grants of equity compensation should be a significant component of director compensation.

The Board has adopted stock ownership guidelines for non-employee directors. Under the stock ownership guidelines, each non-employee director is expected within five years after becoming a director to own shares of the Company’s common stock (including restricted stock units convertible into shares of stock and stock owned by his spouse and minor children), whose market value would equal at least three times his annual cash base retainer.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under the securities laws of the United States, the Company’s directors, executive officers and any persons holding more than 10 percent of the Company’s common stock are required to report their ownership of common stock and any changes in that ownership, on a timely basis, to the SEC. Directors, executive officers and beneficial owners of more than 10% of the common stock are also required to furnish the Company with copies of all Section 16(a) reports that they file with the SEC. Based on material provided to the Company, all such reports were filed on a timely basis in 2017, except (1) Messrs. Solon and Nugent each filed two reports disclosing equity grants of vesting of grants eight days and eleven days late, (2) Mr. Pribor filed a report disclosing an equity grant one day late, (3) Paulson & Co. filed late reports disclosing the sale of shares with respect to six dates and (4) various corrective amendments were filed during the year.

AUDIT COMMITTEE REPORT

Management has primary responsibility for preparing the consolidated financial statements of the Company, for maintaining effective internal control over financial reporting and for assessing the effectiveness of internal control over financial reporting. The Company’s independent registered public accounting firm is responsible for performing independent audits of the Company’s consolidated financial statements in accordance with auditing standards generally accepted in the United States (“U.S. GAAS”) and the effectiveness of the Company’s internal control over financial reporting based on criteria established by the Public Company Accounting Oversight Board (the “PCAOB”). The Audit Committee’s responsibility is to monitor and oversee these processes on behalf of the Board. The Board has adopted a written Audit Committee Charter describing the Audit Committee’s role and responsibilities, which is posted on the Company’s website at www.intlseas.com/Docs.

In fulfilling its oversight responsibilities, the Audit Committee met and held discussions with management and the Company’s independent registered public accounting firm concerning the acceptability and quality of the accounting principles, the reasonableness of significant judgments, and the adequacy and clarity of disclosures in the consolidated financial statements to be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 (the “2017 Form 10-K”). Management represented to the Audit Committee that such consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States. The Audit Committee reviewed and discussed such consolidated financial statements with management and the Company’s independent registered public accounting firm. The Audit Committee further discussed with the Company’s independent registered public accounting firm the matters required to be discussed by U.S. GAAS, including those described in the PCAOB Auditing Standard No. 16 (Communications with Audit Committees) and PCAOB Auditing Standard No. 5 (An Audit of Internal Control over Financial Reporting that is Integrated with an Audit of Financial Statements).

The Committee also reviewed management’s report on the assessment of the effectiveness of the Company’s internal control over financial reporting and the Company’s independent registered public accounting firm’s report on the effectiveness of the Company’s internal control over financing reporting.

The Company’s independent registered public accounting firm also provided to the Audit Committee the written disclosures and letter required by PCAOB Rule 3526 (Communication with Audit Committees Concerning Independence), and the Audit Committee discussed with the independent registered public accounting firm their independence from the Company and management, and considered the compatibility of non-audit services with the registered public accounting firm’s independence.

Based upon the Audit Committee’s discussions with management and the Company’s independent registered public accounting firm, the Audit Committee’s review of the representations of management, the certifications of the Company’s chief executive officer and chief financial officer which are required by the Securities and Exchange Commission (“SEC”) and the Sarbanes-Oxley Act of 2002, and the reports, letters and other communications of the independent registered public accounting firm, the Audit Committee recommended to the Board (and the Board approved) that the audited consolidated financial statements and management’s assessment of the Company’s internal control over financial reporting referred to above be included in the 2017 Form 10-K for filing with the SEC.

International Seaways, Inc. Audit Committee:

Gregory A. Wright, Chairman
Randee E. Day
David I. Greenberg

April 12, 2018

In accordance with the rules of the SEC, this Audit Committee report does not constitute “soliciting material” and shall not be incorporated by reference in any filings with the SEC made pursuant to the 1933 Act or the 1934 Act and shall not otherwise be deemed filed under such Acts.

RATIFICATION OF APPOINTMENT OF THE COMPANY’S INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM (PROPOSAL NO. 2)

The Audit Committee has reappointed Ernst & Young LLP as the independent registered public accounting firm for the Company and its subsidiaries for the year ending December 31, 2018, subject to ratification of the stockholders at the Annual Meeting. Ernst & Young LLP served as the independent registered public accounting firm of the Company for 2017. The lead audit partner was appointed in 2017. The Audit Committee considers the appointment of Ernst & Young LLP to be in the best interest of the Company and its stockholders. The Audit Committee considers the impact of changing independent registered public accounting firms when assessing whether or not to retain the current independent registered public accounting firm.

The Audit Committee conducted a comprehensive, competitive process to determine the Company's independent registered public accounting firm for the Company's fiscal year ended December 31, 2017. The Audit Committee invited several accounting firms to participate in the process, including PricewaterhouseCoopers LLP (“PwC”), the Company's independent registered public accounting firm for 2016 and 2015. On May 24, 2017, the Audit Committee approved the engagement of Ernst & Young LLP and dismissed PwC as the Company's independent registered public accounting firm.

PwC's audit reports on the Company's consolidated financial statements for the fiscal years ended December 31, 2016 and 2015 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle.

During the fiscal years ended December 31, 2016 and 2015, and the subsequent interim period through May 24, 2017, there were (i) no disagreements with PwC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to PwC's satisfaction, would have caused PwC to make reference thereto in their reports on the consolidated financial statements for such years or period, and (ii) no “reportable events” as defined in Item 304(a)(1)(v) of Regulation S-K under the 1934 Act.

In deciding to engage Ernst & Young LLP, the Audit Committee reviewed auditor independence and existing commercial relationships with Ernst & Young LLP, and concluded that Ernst & Young LLP had no commercial relationship with the Company that would impair its independence. During the fiscal years ended December 31, 2016 and 2015, and during the subsequent interim period through May 24, 2017, neither the Company nor anyone acting on its behalf consulted with Ernst & Young LLP on any of the matters or events set forth in Item 304(a)(2) of Regulation S-K under the 1934 Act.

Representatives of Ernst & Young will attend the Annual Meeting and be afforded an opportunity to make a statement, as well as be available to respond to appropriate questions submitted by stockholders. If the appointment is not ratified by stockholders, the selection of the Company’s independent registered public accounting firm will be reconsidered by the Audit Committee.

•	Audit Fees. Audit fees incurred by the Company to Ernst & Young LLP were $900,000 in 2017 and to PwC were $334,000 in 2017 (prior to their dismissal) and $2,611,000 in 2016. Audit fees incurred by the Company to Ernst & Young LLP for 2017 include fees for professional services rendered for the audit of the Company’s annual financial statements for the year ended December 31, 2017; the review of the financial statements included in the Company’s Forms 10-Q for the respective quarters in the year ended December 31, 2017; financial audits and reviews for certain of the Company’s subsidiaries; services associated with documents filed with the SEC; and expenses incurred related to the performance of the services noted above.

Audit fees incurred by the Company to PwC for 2017 (prior to their dismissal) and 2016 include fees for professional services rendered for the audit of the Company’s annual financial statements for the year ended December 31, 2016; review of the financial statements included in the Company’s Form 10-Q for the respective quarters in the year ended December 31, 2016 and for the quarter ended March 31, 2017; financial audits and reviews for certain of the Company’s subsidiaries; services associated with documents filed with the SEC; and expenses incurred related to the performance of the services noted above.

•	Audit-Related Fees. There were no audit-related fees incurred by the Company to Ernst & Young LLP in 2017. Audit related fees incurred by the Company to PwC were none in 2017 and $15,000 in 2016. Audit related fees include fees for matters related to public offerings not classified as “audit services.”
•	Tax Fees. There were no tax fees incurred by the Company to Ernst & Young LLP in 2017. Tax fees incurred by the Company to PwC were $8,100 in 2017 and $10,500 in 2016. Tax fees relate to the preparation of certain foreign tax returns.
•	All Other Fees. Total other fees incurred by the Company to Ernst & Young LLP were $3,500 in 2017 and to PwC were none in 2017 and $2,000 in 2016.

The Audit Committee considered whether the provision of services described above under “All Other Fees” are compatible with maintaining Ernst & Young’s independence. The Company does not believe that any reasonable concerns about the objectivity of Ernst & Young LLP in conducting the audit of the Company’s financial statements are raised as a result of the fees paid for non-audit-related services in 2017.

The Audit Committee has established policies and procedures for pre-approving audit and permissible non-audit work performed by its independent registered public accounting firm. As set forth in the pre-approval policies and procedures, unless a type of service has received general pre-approval, it will require specific pre-approval by the Audit Committee if it is to be provided by the independent auditor. Any proposed services exceeding pre-approved cost levels require specific pre-approval by the Audit Committee.

The Audit Committee and the Board recommends a vote “FOR” such ratification.

ADVISORY VOTE ON APPROVAL OF THE COMPENSATION OF THE NAMED
EXECUTIVE OFFICERS (PROPOSAL NO. 3)

As required by the Dodd-Frank Act, stockholders are being provided with the opportunity to cast an advisory vote on the compensation of the Named Executive Officers for 2017 as described beginning on page 15 of this Proxy Statement in the section titled “Executive Compensation,” including the CD&A included therein.

As more fully described in the CD&A, the Company’s executive compensation program is designed to promote the following objectives:

•	Attract, motivate, retain and reward highly-talented executives and managers, whose leadership and expertise are critical to the Company’s overall growth and success;
•	Compensate each executive based upon the scope and impact of his or her position as it relates to achieving the Company’s corporate goals and objectives, as well as on the potential of each executive to assume increasing responsibility within the Company;
•	Align the interests of the Company’s executives with those of its stockholders by linking incentive compensation rewards to the achievement of performance goals that maximize stockholder value; and
•	Reward the achievement of both the short-term and long-term strategic objectives necessary for sustained optimal business performance.

The Compensation Committee and the Board believe that the design of the executive compensation program, and hence the compensation awarded to the Named Executive Officers, fulfills these objectives.

Stockholders are urged to read the “Compensation Discussion and Analysis” section of this Proxy Statement and the accompanying compensation tables and narrative which describe in detail how the Company’s compensation policies and procedures implement the Company’s compensation philosophy and disclose the compensation paid to the Named Executive Officers for 2017.

Accordingly, at the Annual Meeting, stockholders will be asked to vote on the following resolution:

RESOLVED, that the stockholders of the Company hereby approve, in an advisory vote, the compensation of the Named Executive Officers for 2017 as described in the “Compensation Discussion and Analysis” section and in the accompanying compensation tables and narrative in the Company’s Proxy Statement for the 2018 Annual Meeting of Stockholders.

As an advisory vote, the results of the vote will not be binding on the Board or the Company. However, the Board and the Compensation Committee value the opinion of the Company’s stockholders and will consider the outcome of the vote when making future decisions on the compensation of the Named Executive Officers and the Company’s executive compensation principles, policies and procedures. The affirmative vote of the holders of a majority of the outstanding shares of Common Stock present in person or represented by proxy and entitled to vote is required to approve the resolution.

The Board recommends a vote “FOR” advisory approval of the resolution set forth above and approval of the compensation of the Named Executive Officers for 2017 as disclosed in this Proxy Statement.

OTHER MATTERS

The Board is not aware of any matters to be presented at the meeting other than those specified above. If any other matter should be presented, the holders of the accompanying proxy will vote the shares represented by the proxy on such matter in accordance with their best judgment.

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. Some brokers use this process for proxy materials, delivering a single proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice that any person will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of the proxy statement and wish to receive only one, please notify your broker if your shares are held in a brokerage account or the Company if you hold shares registered in your name, and the Company will promptly undertake to carry out your request. You can notify the Company by sending a written request to the Company at its address set forth above.

The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 is available at http://www.intlseas.com/Docs. That Annual Report on Form 10-K does not form part of this Proxy Statement. The Company will provide to any stockholder of the Company, without charge, a copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 upon the written request of such stockholder addressed to the Corporate Secretary of the Company at 600 Third Avenue, New York, New York 10016.

By order of the Board of Directors,

JAMES D. SMALL III

Chief Administrative Officer, Senior Vice President,
General Counsel and Secretary
New York, New York
April 12, 2018

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 23, 2018. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 23, 2018. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E43756-P07512

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

INTERNATIONAL SEAWAYS, INC.

The Board of Directors recommends you vote FOR the following:

Vote on Directors

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Doug Wheat
02) Timothy J. Bernlohr
03) Ian T. Blackley
04) Randee E. Day
05) David I. Greenberg
06) Joseph I. Kronsberg
07) Ty E. Wallach
08) Gregory A. Wright
09) Lois K. Zabrocky

Vote on Proposals

The Board of Directors recommends you vote FOR the following proposals:	**For**	**Against**	**Abstain**
2. Ratification of the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for the year 2018.	☐	☐	☐
3. Approval by an advisory vote of the compensation paid to the Named Executive Officers of the Company for 2017 as described in the Company's Proxy Statement.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

Please sign exactly as your name (or names) appear(s) above. For joint accounts each owner should sign. Executors, administrators, trustees, etc. should give full title.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com.

You may access the Proxy Statement and the Company's 2017 Annual Report at http://www.intlseas.com/Docs.

E43757-P07512

INTERNATIONAL SEAWAYS, INC. PROXY FOR ANNUAL MEETING OF STOCKHOLDERS ON MAY 24, 2018

The undersigned hereby appoints DOUG WHEAT and LOIS K. ZABROCKY, and either of them, proxies, with full power of substitution, to vote all shares of stock of INTERNATIONAL SEAWAYS, INC. which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at Club 101, Kenilworth Room, 101 Park Avenue, New York, New York, on Thursday, May 24, 2018 at 2:00 P.M., notice of which meeting and the related Proxy Statement have been received by the undersigned, and at any adjournments thereof.

The undersigned hereby ratifies and confirms all that said proxies, or either of them, or their substitutes, may lawfully do in the premises and hereby revokes all proxies heretofore given by the undersigned to vote at said meeting or any adjournments thereof. If only one of said proxies, or their substitute, shall be present and vote at said meeting or any adjournments thereof, then that one so present and voting shall have and may exercise all the powers hereby granted.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN THE MANNER INDICATED BY THE STOCKHOLDER. IN THE ABSENCE OF SUCH INDICATION, SUCH SHARES WILL BE VOTED FOR THE ELECTION OF DIRECTORS, FOR RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR 2018, FOR THE APPROVAL BY AN ADVISORY VOTE OF THE COMPENSATION PAID TO THE NAMED EXECUTIVE OFFICERS FOR 2017 AS DESCRIBED IN THE COMPANY'S PROXY STATEMENT, AND IN THE DISCRETION OF SAID PROXIES WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING AND ANY ADJOURNMENTS THEREOF.

Address Changes/Comments: ______________________________

____

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed and dated on reverse side